                                                                    Exhibit 10.2

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                           COLONY CONSTRUCTION COMPANY

                            STOCK PURCHASE AGREEMENT

                            Dated as of May 13, 2002

                                      among

                                  LARRY GODWIN,

                                 ROBERT GODWIN,

                            COLONY COMMUNITIES, INC.

                                       and

                             STANDARD PACIFIC CORP.

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

                                TABLE OF CONTENTS

                                                                                                      Page
ARTICLE I DEFINITIONS............................................................................      1
ARTICLE II STOCK PURCHASE........................................................................      7
2.1  Sale and Delivery...........................................................................      7
2.2  Closing Payment.............................................................................      7
2.3  Earnout.....................................................................................      7
2.4  Closing.....................................................................................      9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................................     11
3.1  Ownership of Shares.........................................................................     11
3.2  Authorization, Validity, and Effect of Agreements...........................................     11
3.3  No Violations; Consents.....................................................................     11
3.4  No Brokers..................................................................................     12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE SUBJECT COMPANIES.............     12
4.1  Existence; Good Standing; Compliance with Law...............................................     13
4.2  Capitalization..............................................................................     13
4.3  Subsidiaries................................................................................     14
4.4  Material Contracts; No Violation............................................................     14
4.5  Financial Statements;  No Undisclosed Liabilities...........................................     17
4.6  Permits; Compliance; Litigation.............................................................     18
4.7  Absence of Certain Changes..................................................................     18
4.8  Taxes.......................................................................................     19
4.9  Certain Employee Plans......................................................................     20
4.10 Labor Matters...............................................................................     22
4.11 Environmental Matters.......................................................................     23
4.12 Related Party Transactions..................................................................     25
4.13 Restrictions on Business Activities.........................................................     26
4.14 Real Property...............................................................................     26
4.15 Intellectual Property.......................................................................     30
4.16 Insurance...................................................................................     30
4.17 Assets Other than Real Property Interests...................................................     32
4.18 Antitakeover Statutes.......................................................................     32
4.19 Warranties..................................................................................     32
4.20 Suppliers and Subcontractors................................................................     33
4.21 Investment Purpose..........................................................................     33
4.22 Access to Information.......................................................................     33
4.23 Disclosure..................................................................................     33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER..............................................   34
5.1  Existence; Good Standing; Corporate Authority; Compliance with Law........................   34
5.2  Authorization, Validity, and Effect of Agreements.........................................   34
5.3  No Violation..............................................................................   35
5.4  No Brokers................................................................................   35
5.5  Funds.....................................................................................   35
5.6  Investment Purpose........................................................................   35
5.7  Access to Information.....................................................................   35
5.8  Disclosure................................................................................   36
5.9  SEC Filings...............................................................................   36
ARTICLE VI COVENANTS...........................................................................   36
6.1  Conduct of Business.......................................................................   36
6.2  Further Action............................................................................   38
6.3  Access to Information; Confidentiality....................................................   39
6.4  Publicity.................................................................................   40
6.5  Expenses..................................................................................   40
6.6  Employee Benefits.........................................................................   40
6.7  Third Party Offers........................................................................   40
6.8  Restrictive Covenants.....................................................................   41
6.9  Company Directors.........................................................................   43
6.10 Corporate Actions.........................................................................   43
6.11 Securities Restrictions...................................................................   45
6.12 Warranty Indemnification..................................................................   46
6.13 Insurance Rights and Indemnification......................................................   46
6.14 Release of Guaranties or Indemnification..................................................   47
ARTICLE VII SURVIVAL; INDEMNIFICATION..........................................................   47
7.1  Survival of Representations and Warranties................................................   47
7.2  Indemnification...........................................................................   47
7.3  Time Limitations..........................................................................   48
7.4  Other Limitations.........................................................................   48
7.5  Set-Off...................................................................................   49
7.6  Procedures Relating to Indemnification Involving Third Party Claims.......................   49
7.7  Other Claims..............................................................................   50
7.8  Sole and Exclusive Remedy.................................................................   51
ARTICLE VIII TAX MATTERS.......................................................................   51
8.1  Section 338(h)(10) Elections..............................................................   51
8.2  Indemnification Obligations With Respect to Taxes.........................................   52
8.3  Tax Returns and Payment Responsibility....................................................   54

8.4   Contest Provisions..................................................................  55
8.5   Assistance and Cooperation..........................................................  55
8.6   Retention of Records................................................................  56
8.7   Other Provisions....................................................................  56
ARTICLE IX CONDITIONS.....................................................................  56
9.1   Conditions to Each Party's Obligation to Effect the Stock Purchase..................  56
9.2   Conditions to Obligations of Buyer..................................................  57
9.3   Conditions to Obligations of the Sellers............................................  58
ARTICLE X TERMINATION.....................................................................  59
10.1  Termination by Mutual Consent.......................................................  59
10.2  Termination by Either Buyer or Sellers..............................................  59
10.3  Termination by Sellers..............................................................  59
10.4  Termination by Buyer................................................................  60
10.5  Effect of Termination...............................................................  60
ARTICLE XI MISCELLANEOUS..................................................................  60
11.1  Entire Agreement; Assignment........................................................  60
11.2  Validity............................................................................  61
11.3  Notices.............................................................................  61
11.4  Governing Law.......................................................................  62
11.5  Construction........................................................................  63
11.6  Counterparts........................................................................  63
11.7  Parties In Interest.................................................................  63
11.8  Waiver..............................................................................  63
11.9  Amendments..........................................................................  63
11.10 Further Assurances..................................................................  63
11.11 Cumulative Remedies.................................................................  63

Exhibits

Exhibit A   HBG Assignment
Exhibit B   Florida Pines Purchase Agreement
Exhibit C   High Grove Purchase Agreement
Exhibit D   Accredited Investor Questionnaire
Exhibit E   Opinion of Counsel to Sellers
Exhibit F   Opinion of Counsel to Buyer
Exhibit G   Business Plan

Company Disclosure Schedule

     Schedule 3.1(a)    Company Stock Ledger
     Schedule 3.1(b)    Voting Trusts/Shareholder Agreements
     Schedule 4.4(a)    Material Contracts
     Schedule 4.4(b)    Contracts with Seller Affiliates
     Schedule 4.4(c)    Contract Defaults
     Schedule 4.4(d)    Consents and Approvals
     Schedule 4.5(a)    Financial Statements
     Schedule 4.5(c)    Undisclosed Liabilities
     Schedule 4.5(d)    Company Debt
     Schedule 4.6(b)    Company Permits
     Schedule 4.6(d)    Company Litigation
     Schedule 4.6(e)    Company Initiated Litigation
     Schedule 4.7       Absence of Certain Changes
     Schedule 4.8(i)    Foreign Tax Jurisdictions
     Schedule 4.9(a)    Company Benefit Plans
     Schedule 4.9(c)    Company Benefits Relating to Retired or Former Employees
     Schedule 4.9(f)    Change in Control Arrangements
     Schedule 4.11      Environmental Matters
     Schedule 4.12      Related Party Contracts
     Schedule 4.14(a)   Real Property Owned by the Company
     Schedule 4.14(f)   Real Estate Projects
     Schedule 4.14(g)   Real Property Subject to Repurchase
     Schedule 4.14(h)   Backlog of Home Sales on Each Company Project
     Schedule 4.15      Intellectual Property
     Schedule 4.16(a)   Insurance
     Schedule 4.16(b)   Risk Sharing Contracts
     Schedule 4.16(c)   Sufficiency of Insurance Policies
     Schedule 4.16(d)   Material Open Insurance Claims
     Schedule 4.17      Liens Against Company Assets
     Schedule 4.19      Warranties
     Schedule 4.20      Suppliers/Subcontractor Terminations

     Schedule 5.4       Buyer's broker

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), is dated as of May 13, 2002, by and among Larry Godwin, an individual, Robert Godwin, an individual (collectively, "Sellers"), Standard Pacific Corp., a Delaware corporation ("Standard Pacific") and Colony Communities, Inc., a Delaware corporation and wholly owned subsidiary of Standard Pacific ("Buyer").

         WHEREAS, the Sellers will collectively own as of the time of Closing 1073 shares (the "Shares") of common stock, no par value ("Company Common Stock"), of Colony Construction Company, a Florida corporation (the "Company"), which will represent all of the issued and outstanding shares of Company Capital Stock;

         WHEREAS, subject to all the terms and conditions of this Agreement, the Sellers have agreed to sell the Shares to Buyer, and Buyer has agreed to purchase the Shares from Sellers (the "Stock Purchase"), in exchange for the consideration set forth in this Agreement; and

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase, and also to prescribe various conditions to such transactions.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound herein, the Sellers and Buyer agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement:

         "3(3) Plans" is defined in Section 6.6(a)(i).

         "2001 Balance Sheet" is defined in Section 4.5.

         "Acceptance Notice" is defined in Section 2.3(b).

         "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

         "Agreement" is defined in the introductory paragraph of this Agreement.

         "Allocation Agreement" is defined in Section 8.1(b).

         "Annual Statements" is defined in Section 4.5(a).

         "Business" means the business of developing residential real estate and constructing single family homes and multi-family residential units.

         "Business Day" means any day other than a day on which banks in the State of California are authorized or required to close or the national securities exchanges in the United States are closed.

         "Buyer" is defined in the introductory paragraph of this Agreement.

         "Buyer Common Stock" means the common stock of Standard Pacific, $0.01 par value.

         "Capital Stock" means common stock, preferred stock, partnership interests, limited liability company interests or other equity ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

         "Cash Payment" is defined in Section 2.2(a).

         "Closing" and "Closing Date" are defined in Section 2.4(a).

         "Closing Payment" is defined in Section 2.2(b).

         "Code" means the Internal Revenue Code of 1986, as amended (or any successor thereto).

         "Colony Communities" means Colony Communities, a Florida general partnership (or a partnership of another name to be created by Buyer prior to Closing).

         "Company" is defined in the first recital of this Agreement.

         "Company Benefit Plans" means each of the following which is sponsored, maintained or contributed to by the Company for the benefit of the current or former employees, officers or directors of any of the Company, or has been so sponsored, maintained or contributed to within six years prior to the Closing
Date: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), and (ii) each stock option plan, bonus plan or arrangement, incentive award plan or arrangement, change in control or severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, or supplemental income arrangement, and each other employee benefit plan, program or practice which is not described in clause (i) of this sentence; provided, however, that such term shall not include collective bargaining agreements, employment agreements or consulting agreements.

         "Company Common Stock" is defined in the first recital of this Agreement.

         "Company Disclosure Schedule" is defined in the introductory paragraph of Article III.

         "Company Permits" is defined in Section 4.l(c).

         "Company Pre-Tax Income" shall mean, with respect to any measurement period, the net income (or loss) of the Company, prior to federal and state income taxes, for such measurement period calculated in accordance with the standards, principles, practices and policies used by Buyer in connection with financial statements and in accordance with GAAP; provided, however, that the calculation of Company Pre-Tax Income shall be adjusted to exclude the impact of any purchase accounting adjustments relating to Buyer's acquisition of the Company, including any write-up or write-down of assets resulting from such purchase accounting.

         "Competing Business" is defined in Section 4.12(b)(ii).

         "Confidentiality Agreement" is defined in Section 10.5.

         "Contracts" shall mean all contracts, agreements, and other instruments and understandings of any kind, including, without limitation, change in control or severance agreements, deferred compensation agreements and employment agreements, and all amendments, supplements, modifications, extensions or renewals in respect of the foregoing, in each case, whether written or oral.

         "Corporate Dividend" is defined in Section 6.10.

         "Costs" is defined in Section 11.4.

         "Damages" is defined in Section 7.2(a).

         "Debt" means (i) any indebtedness of the Company, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capitalized lease obligations, (ii) any balance deferred and unpaid of the purchase price of any property, (iii) all indebtedness of others secured by a Lien on any asset of the Company (whether or not such indebtedness is assumed by the Company) and, (iv) to the extent not otherwise included by clauses (i) through (iii), any guaranty by the Company of any indebtedness of any other Person.

         "Differing Party" is defined in Section 2.3(b).

         "Earnout Cap" is defined in Section 2.3(a).

         "Earnout Payment" is defined in Section 2.3(a).

         "Entitlements" is defined in Section 4.14(f)(iii).

         "Environmental Laws" is defined in Section 4.11.

         "Environmental Matters" is defined in Section 4.11.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Financial Statements" is defined in Section 4.5(a).

         "Florida Pines" means Florida Pines LTD, a Florida limited partnership

         "Florida Pines Purchase Agreement" means a purchase agreement, substantially in the form of Exhibit B, by and between Florida Pines and Colony Communities.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time and applied on a consistent basis throughout the periods involved.

         "Governmental Entity" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

         "Gross Up Amount" is defined in Section 8.1(d)."Guaranty" is defined in
Section 6.14.

         "Hazardous Materials" is defined in Section 4.11.

         "HBG" is defined in Section 2.4(b)(i)(B)

         "HBG Assignment" is defined in Section 2.4(b)(i)(B).

         "High Grove Purchase Agreement" means a purchase agreement, substantially in the form of Exhibit C, by and among the Sellers and Colony Communities.

         "Insurance Policies" is defined in Section 4.16(a).

         "Intellectual Property" is defined in Section 4.15(a).

         "Interim Statements" is defined in Section 4.5(a).

         "LHL" means LHL Corporation, a Florida corporation.

         "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

         "Lien" or "Liens" means all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or otherwise), deeds of trust, option or other charges, title defect or objection, encumbrances, restrictions or other Contracts having the same economic effect as any of the foregoing.

         "Material Adverse Effect" means with respect to any Person a material adverse effect on (i) the business, assets, condition (financial or otherwise), results of operations or prospects of such Person, taken as a whole with its Subsidiaries, or (ii) the ability of such Person to consummate the transactions contemplated hereby.

         "Material Contracts" is defined in Section 4.4(c).

         "Maximum Warranty Amount" is defined in Section 6.12.

         "Objection Notice" is defined in Section 2.3(b).

         "Order" is defined in Section 9.1(b).

         "Person" shall mean any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

         "Projects" is defined in Section 4.14(f)(i).

         "Pro-Rata Portion" with respect to Larry Godwin means 68.97% and with respect to Robert Godwin means 31.03%.

         "Purchase Price" means the sum of (i) the Closing Payment plus (ii) the Earnout as described in Section 2.2.

         "Redetermined Gross Up Amount" is defined in Section 8.1(e).

         "Release" is defined in Section 4.11.

         "SEC" means the United States Securities and Exchange Commission.

         "Section 338(h)(10)" is defined in Section 8.1.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" is defined in the introductory paragraph of this Agreement.

         "Shares" is defined in the first recital of this Agreement.

         "Standard Pacific" is defined in the introductory paragraph of this Agreement.

         "Stockholders Equity" means the stockholder's equity of the Company determined in accordance with GAAP, consistent with past practices of the Company and before purchase accounting adjustments.

         "Stockholders Equity Adjustment Amount" is defined in Section 6.10.

         "Stockholders Equity Acceptance Notice" is defined in Section 6.10.

         "Stockholders Equity Objection Notice" is defined in Section 6.10.

         "Stock Payment" is defined in Section 2.2(b).

         "Stock Purchase" is defined in the second recital of this Agreement.

         "Straddle Periods" is defined in Section 8.2(a)(ii).

         "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, securities or other interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other similar governing body of such corporation or other legal entity, or otherwise having the power to direct the business and policies of that Person.

         "Tax" or "Taxes" means (A) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Acquisition" is defined in Section 6.7(b).

         "Third Party Claim" is defined in Section 7.6(a).

         "Transaction Documents" is defined in Section 3.2

         "Unrelated Accounting Firm" is defined in Section 2.3(b).

         "Valuations" is defined in Section 8.1(b).

         "Warranty Threshold" is defined in Section 6.12.

         "Warranty Claim" means any claim based upon any theory of product liability, builder's liability or express or implied warranty which is related to the development of a Project or the development, construction or sale of any home.

                                   ARTICLE II
                                 STOCK PURCHASE

              2.1 Sale and Delivery. At the Closing, on the terms and subject to the conditions set forth herein, the Sellers shall sell and deliver to Buyer the Shares, and Buyer shall purchase and accept the Shares from the Sellers for the consideration described in this Section 2.

              2.2 Closing Payment. At the Closing, Standard Pacific shall cause the Buyer to:

                    (a) pay by wire transfer of immediately available funds, (i) Nine Million Six Hundred Fifty Five Thousand Eight Hundred Dollars ($9,655,800) to Larry Godwin and (ii) Four Million Three Hundred Forty Four Thousand Two Hundred Dollars ($4,344,200) to Robert Godwin (equaling an aggregate total payment of $14 Million Dollars, collectively, the "Cash Payment"); and

                    (b) issue the number of shares of Buyer Common Stock calculated pursuant to this Section 2.2(b), 68.97% to Larry Godwin and 31.03% to Robert Godwin (the "Stock Payment" and, collectively with the Cash Payment, the "Closing Payment"). The aggregate number of shares of Buyer Common Stock comprising the Stock Payment will be determined by dividing Four Million Dollars ($4,000,000) by the average closing price of the Buyer common stock over the 10 day period ending three days prior to the Closing Date: provided, however, that in no event shall the price used for such purpose be less than $26 per share or more than $30 per share.

              2.3   Earnout.

              (a) Standard Pacific shall cause Buyer to pay to each Seller his Pro-Rata Portion of an aggregate amount equal to 20% of the positive Company Pre-Tax Income for each of the three years ending December 31, 2003, 2004 and 2005 (each an "Earnout Payment" and collectively, the "Earnout"); provided, however, that in no event will the aggregate amount of the Earnout exceed Seven Million Dollars (the "Earnout Cap"). Said Earnout is deemed part of the Purchase Price. If the amount of Company Pre-Tax Income is negative with respect to any particular year, such negative amount shall be carried forward to the following year and such negative amount shall be included in the calculation of the Earnout Payment for such following year; provided, further, after calculation of the Earnout Payment for such following year, if any negative amount carried forward remains as of the end of such following year, that negative amount shall be carried forward to subsequent years and included in the calculation of the Earnout Payment for such subsequent years.

              (b) Not later than ten (10) days after the audit committee of the Board of Director's of Standard Pacific approves Standard Pacific's year-end financial statements, Buyer shall prepare and deliver to each Seller its calculation of the Earnout Payment for the immediately preceding fiscal year. Within 30 days following Buyer's notification to the Sellers of its calculation of the applicable Earnout Payment, the Sellers shall deliver to Buyer a notice of objection signed by both Sellers (an "Objection Notice") or a notice of acceptance signed by either Seller (an "Acceptance Notice") with respect to the calculation of the Earnout Payment. Buyer shall provide the Sellers and their accountants and other representatives, upon reasonable advance notice, access to the books and records of the Company relating to the calculation of the Earnout Payment as may be reasonably requested by the Sellers. Buyer's Calculation of each Earnout Payment shall be final and binding on the parties if an Acceptance Notice is delivered to Buyer or if no Objection Notice is delivered to Buyer within such 30 day period. Any Objection Notice shall specify the items disputed, shall describe the reasons for the objection thereof, shall state the amount in dispute and shall state Sellers' calculation of the Earnout Payment. If an Objection Notice is given, the Sellers and Buyer shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to KPMG LLP, provided however, if either of the parties has used the services of KPMG LLP at any time in the six month period prior to such selection of an accounting firm, then the unresolved items shall be promptly referred to such other accounting firm mutually agreed to by the parties (KPMG LLP, if neither of the parties had used KPMG LLP's services at any time during the six month period prior to KPMG LLP's selection, or such other firm are referred to herein as the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than 45 days following submission of the matter to the Unrelated Accounting Firm) and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally between the Sellers and Buyer; provided, however, that if the Earnout Payment calculated by one of the parties (the "Differing Party") pursuant to this subsection differs from the final determination of the Unrelated Accounting Firm by more than twenty percent to the detriment of such Differing Party, then such Differing Party shall be responsible for the payment of all of the fees and expenses of the Unrelated Accounting Firm.

              (c) If either Seller delivers to Buyer the Acceptance Notice referred to in Section 2.3(b) or the Sellers fail to deliver an Objection Notice within the 30 day period required by Section 2.3(b) with respect to any Earnout Payment, Buyer shall pay to the Sellers any amounts which Buyer's calculation shall indicate to be owed to the Sellers within five Business Days after the delivery of such Acceptance Notice or the expiration of such 30 day period, as the case may be. Alternatively, if the Sellers deliver to Buyer the Objection Notice referred to in Section 2.3(b), within five Business Days after such delivery, Buyer shall pay the undisputed portion, if any, of the amount owed and, within five Business Days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, Buyer shall pay the remainder owed, if any. Any payment pursuant to this Section 2.3 shall be considered an adjustment to the Purchase Price, and shall be made in immediately available funds. If Buyer has not delivered its calculation of the Earnout Payment for any applicable fiscal year to the Sellers by January 31 of the following fiscal year, Buyer shall be obligated to pay simple interest thereon at the rate of eight percent (8%) per annum calculated beginning on February 1 of such following fiscal year and ending on the day prior to the date of payment.

              (d) From the Closing Date until January 1, 2006 (or until the payment in full of the Earnout, if earlier), Standard Pacific:

              (i) shall not, without the prior written consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed, commingle the business of the Company with any other division of Standard Pacific; provided, however, that the Sellers acknowledge and agree that (A) Standard Pacific may restructure the business of the Company into any number of separate entities so long as such restructuring does not result in the commingling of the business of the Company with any other division of Standard Pacific (all reference to the Company in this Section 2.3 include the business of the Company restructured as described in this Section 2.3(d)(i)) and (B) Standard Pacific will sweep cash out of the Company in the manner that Standard Pacific sweeps cash from Standard Pacific's other divisions (such swept cash to be treated as a non-interest bearing intercompany receivable of the Company in the same manner as Standard Pacific's other divisions);

              (ii) shall not burden the Company with debt incurred on behalf of the operations of Standard Pacific other than the operations of the Company; provided, however, that the Sellers acknowledge and agree that (A) the Company will be a guarantor of various obligations of Standard Pacific, but any payments made by the Company in respect of any guarantees will be disregarded for purposes of calculating Company Pre Tax Income, (B) general corporate overhead will be allocated to the Company in the same manner as such overhead is allocated to Standard Pacific's other divisions from time to time, (C) the cost of insurance will be allocated to the Company in the same manner as it is allocated to Standard Pacific's other divisions based on claims history, product type, volume and other relevant factors; and (D) intercompany interest will be charged on qualified assets (as described in SFAS 34 "Capitalization of Interest"), stale inventory, investments in joint ventures and on such other assets as Standard Pacific may charge its other divisions from time to time.

              (iii) shall provide to the Company an amount of capital reasonably necessary to accomplish the Company's business plan attached hereto as Exhibit G (the "Business Plan"); provided, however, that the Sellers acknowledge and agree that the Business Plan may be revised in such a manner so as to result in a reduction in the amount of capital reasonably necessary to accomplish the revised Business Plan either, (A) by the mutual agreement of Standard Pacific and the Sellers, or (B) by Standard Pacific, acting alone, if the Company fails to meet or exceed budgeted Company Pre-Tax Income as set forth in the Business Plan for any particular year.

              2.4   Closing.

              (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614 at 10:00 a.m. (local time) on the second Business Day after the last of the conditions to Closing set forth in Sections 9.2 and 9.3 have been satisfied or waived by the party or parties entitled to waive the same or such other date and time as to which the parties may agree in writing (the "Closing Date").

              (b)   At the Closing:

                    (i) Each Seller shall deliver, or cause to be delivered, to Buyer, against payment by Buyer to each Seller of such Seller's pro-rata portion of the Closing Payment:

                          (A)  the stock certificate or certificates
              representing the Shares owned by the Seller, duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate or other documentation reasonably requested by Buyer to transfer the Shares in the stock records of the Company, transferring to Buyer full and exclusive ownership of the Shares;

                          (B) an assignment agreement substantially in the form of Exhibit A in favor of Colony Communities, duly executed and delivered by HBG Management Corporation, a Florida corporation ("HBG", assigning to the Company those contracts to purchase land associated with the Young Pine Property (Orange County), LaDuke Property (Osceola County) and RAO 532 Property (Polk County) (the "HBG Assignment");

                          (C) fully executed copies of the Florida Pines Purchase Agreement and the closing documents evidencing consummation of the transactions contemplated by the Florida Pines Purchase Agreement

                          (D) fully executed copies of the High Grove Purchase Agreement and the closing documents evidencing consummation of the transactions contemplated by the High Grove Purchase Agreement; and

                          (E) all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by each Seller pursuant hereto.

                    (ii) Buyer shall deliver, or cause to be delivered, to each Seller, against delivery of the certificate or certificates representing the Shares of such Seller (properly endorsed for transfer or accompanied by proper assignments), the HBG Assignment, the Florida Pines Purchase Agreement and the High Grove Purchase Agreement:

                          (A)  the Seller's pro-rata portion of the Cash
              Payment;

                          (B) a stock certificate issued in the name of such Seller representing such Seller's pro-rata portion of the Stock Payment;

                          (C) all of the documents, certificates and other instruments required to be delivered, or caused to be delivered, by Buyer pursuant hereto;

                          (D) either a release from, or indemnification of Larry Godwin with respect to, each Guaranty as contemplated by
              Section 6.14.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as set forth in the disclosure schedule delivered by the Sellers to Buyer at or prior to the execution hereof that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement (the "Company Disclosure Schedule"), each Seller, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

         3.1 Ownership of Shares. Each Seller will own of record and beneficially as of the Closing Date the shares of Company Common Stock set forth next to such Seller's name on Schedule 3.1(a), free and clear of all Liens. Such shares of Company Common Stock will be, as of the Closing Date, duly registered solely in the name of such Seller on the stock register records of the Company. Upon delivery to Buyer at the Closing of the certificates representing the Shares, Buyer will own the Shares, free and clear of any Liens, and will receive good and marketable title to the Shares. The certificates evidencing the Shares were not issued directly or indirectly in respect of any certificates issued in replacement of any lost, damaged, mutilated or destroyed certificates evidencing any shares of Capital Stock of the Company or any of its predecessors. The Shares represent all of the issued and outstanding Capital Stock of the Company. Other than this Agreement, the Shares are not subject to any voting trust agreement or other similar Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, except for those Contracts listed on Schedule 3.1(b) which will be terminated prior to the Closing Date.

         3.2 Authorization, Validity, and Effect of Agreements. Each of the Sellers, LHL, HBG and Florida Pines has all requisite power and authority to execute and deliver this Agreement, the HBG Assignment, the Florida Pines Purchase Agreement and the High Grove Purchase Agreement (collectively, the "Transaction Documents") and all agreements and documents contemplated herein or therein to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and constitutes, and the Transaction Documents and all agreements and documents contemplated hereby or thereby to be executed by each Seller, LHL, HBG and Florida Pines (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of each of the Sellers, LHL, HBG and Florida Pines, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors' rights and general principles of equity, whether at equity or law.

         3.3  No Violations; Consents.

              (a) The execution and delivery by the Sellers of this Agreement, LHL of the High Grove Purchase Agreement, HBG of the HBG Assignment, and Florida Pines of the Florida Pines Purchase Agreement, and the other agreements or documents contemplated hereby or thereby and the consummation of the transactions contemplated herein or therein in accordance with the terms hereof or thereof will not:

                     (i) conflict with or result in a breach of any provisions of the articles of incorporation or by-laws of the Company, LHL or HBG or the organizational documents and operating agreement of Florida Pines; or

                     (ii) violate any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to either of the Sellers or the Company, their respective properties or assets, or the properties that are the subject of any of the Transaction Documents

               (b) No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made by or with respect to either Seller or the Company in connection with the execution, delivery and performance of this Agreement, LHL in connection with the execution, delivery and performance of the High Grove Purchase Agreement, HBG in connection with the execution, delivery and performance of the HBG Assignment, and Florida Pines in connection with the execution, delivery and performance of the Florida Pines Purchase Agreement, or the other agreements or documents contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, or conduct by the Company of its business following the Closing as conducted on the date hereof, other than those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby.

         3.4 No Brokers. No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, either of the Sellers, LHL, HBG, Florida Pines or any of their Affiliates (including the Company) in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. None of the Sellers, HBG, LHL Florida Pines nor any of their Affiliates has entered into any arrangement or other Contract of any kind with any Person, or taken any other actions, which would obligate Buyer, the Company or Colony Communities to pay any brokerage commission, finder's fee or any similar compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                           AS TO THE SUBJECT COMPANIES

               Except as set forth in the Company Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

               4.1   Existence; Good Standing; Compliance with Law.

               (a) The Company, HBG, and LHL are corporations duly incorporated, validly existing and in good standing under the laws of Florida. Florida Pines is a partnership duly organized, validly existing and in good standing under the laws of Florida. The Company is not, and is not required to be, licensed or qualified to do business as a foreign corporation under the laws of any other state of the United States. The Company, HBG and LHL have all requisite corporate power and authority to own, operate and lease their properties and assets and carry on their businesses as now conducted. Florida Pines has all partnership power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. The copies of the Company's articles of incorporation and by-laws previously delivered to or made available to Buyer are true, correct and complete.

               (b) The Company, LHL, HBG and Florida Pines are not in violation of any order or decree of any Governmental Entity, any law, ordinance, governmental rule or regulation to which they or any of their respective properties or assets is subject or any non-governmental restriction as to property or asset use, except where such violation, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect on the Company or the properties that are the subject of any of the Transaction Documents.

               (c) The Company has obtained all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals and other authorizations (collectively, the "Company Permits") and has taken all actions required by applicable law or regulations of any Governmental Entity in connection with its respective business as now conducted (or to the extent such actions are currently required, in connection with the business reasonably anticipated to be conducted over the next six months), except where the failure to obtain any such Company Permit or to take any such action, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect on the Company.

               4.2 Capitalization. The authorized Capital Stock of the Company consists of, and at all times since inception has consisted of, 100,000 shares of Company Common Stock. There are 1,073 shares of Company Common Stock issued and outstanding. The Company does not have, and has never had, any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with its shareholders on any matter and there are no, and have never been any, equity equivalent interests in the ownership or earnings of the Company. All issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock has been issued in violation of or is subject to any purchase option, call, right of first refusal, preemptive, subscription or similar right under any provision of applicable law, the articles of incorporation of the Company, or any Contract to which the Company is subject, bound by or a party thereto or otherwise. There are no, and there have never been any, options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other Contracts which obligate the Company to issue, transfer or sell any Capital Stock of the Company or any securities exercisable or exchangeable for, or convertible into, such Capital Stock. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its Capital Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

               4.3 Subsidiaries. The Company has no Subsidiaries and does not own, and has never owned, directly or indirectly, any interest or investment (whether equity or debt) in any other Person.

               4.4   Material Contracts; No Violation.

               (a) Except as set forth in Schedule 4.4(a) of the Company Disclosure Schedule, the Company is not a party to nor is the Company or its assets or business bound by any and, with respect to the real property that is the subject of the Transaction Documents none of LHL, HBG or Florida Pines is a party to, nor is the real property that is the subject of the Transaction Documents bound by any:

                     (i) real property purchase, sale or option Contract, other than Contracts for sales of completed homes to individual homebuyers in the ordinary course of business;

                     (ii) Contract with any Governmental Entity that relates to real property owned by the Company or that is the subject of any of the Transaction Documents, including development agreements, that have aggregate future liability or anticipated receipts in excess of $250,000 (other than Contracts for the payment of impact fees pursuant to impact fee schedules);

                     (iii) performance bond in an amount in excess of $250,000;

                     (iv) Contract relating to community development districts;

                     (v) Contract not entered into in the ordinary course of business;

                     (vi)    employment Contract;

                     (vii) employee collective bargaining agreement or other Contract with any labor union;

                     (viii)  covenant of the Company not to compete;

                     (ix) Contract with (A) either Seller or any Affiliate of either Seller (other than the Company), or (B) to the knowledge of the Sellers and the Company, any current or former officer, director or employee of either Seller or any Affiliate of either Seller (other than the Company);

                     (x) any Contract with any current or former officer, director or employee of the Company (other than advances to employees not in excess of $10,000 and employment Contracts covered by clause
         (vi) above);

                     (xi) lease, sublease or similar Contract with any Person under which (A) the Company, LHL, HBG or Florida Pines is a lessor or sublessor of, or makes available for use to any Person, (1) any real property of the Company or any of the real property that is the subject of the Transaction Documents, or (2) any portion of any premises otherwise occupied by the Company, or (B) Company is a lessee or sublessee of, or holds or uses any real property owned by any other Person;

                     (xii) lease or similar Contract with any Person under which (A) the Company is lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (except personal property leases and installment and conditional sales agreements having annual payments of less than $100,000), or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case which has a future liability or receivable, as the case may be, in excess of $100,000;

                     (xiii) Contract for the future purchase of materials, supplies or equipment for the construction of homes (A) with a future liability in excess of $500,000, or (B) which obligates the Company to use the services of the supplier of such materials, supplies or equipment for future Projects that have not yet been bid;

                     (xiv) management, consulting, financial advisory or other similar type of Contract (other than Contracts for architectural, geotechnical, design and engineering services relating to a single project);

                     (xv) license, option or other Contract relating in whole or in part to the Intellectual Property set forth in Schedule 4.15 of the Company Disclosure Schedule;

                     (xvi) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Debt or reimbursement obligation to, any Person or any other note, bond, debenture or other evidence of Debt issued to any Person, in any such case which individually is in excess of $50,000;

                     (xvii) Contract (including so-called take-or-pay or keep-well agreements) under which (A) any Person has directly or indirectly guaranteed Debt or other obligations of the Company, or (B) the Company has directly or indirectly guaranteed or directly or indirectly assumed Debt or other obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which individually is in excess of $50,000;

                     (xviii) Contract under which the Company has, directly or indirectly, made any advance, loan or extension of credit, in any such case which individually is in excess of $50,000;

                     (xix) Contract which contemplates the granting of a security interest in any property of the Company or any of the real property that is the subject of the Transaction Documents, which security interest (A) secures any Debt for borrowed money in excess of $50,000, (B) secures any obligation in excess of $50,000 to pay the deferred purchase price of stock or assets acquired by the Company, or
         (C) secures any obligation of, or is held by, either Seller or any Affiliate of either Seller;

                     (xx) Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or any of its Affiliates or any predecessor of such Persons;

                     (xxi) power of attorney (other than powers of attorney entered into in the ordinary course of business);

                     (xxii)  tax sharing or tax allocation agreement;

                     (xxiii) joint venture or partnership agreement or similar Contract; and

                     (xxiv) Contract to which the Company has future liability or anticipated receipts in excess of $50,000 (other than a Contract listed above or which would have been listed above but for a dollar or other materiality threshold).

               (b)   Schedule 4.4(b) sets forth a list of each Contract between
(i) either of the Sellers or any of their Affiliates on the one hand and (ii) any officer, director or employee of the Company on the other hand.

               (c) Except as set forth in Schedule 4.4(c) of the Company Disclosure Schedule, (i) all Contracts listed in Schedule 4.4(a) to the Company Disclosure (collectively, the "Material Contracts") are valid, binding and in full force and effect and are enforceable by the Company, LHL, HBG or Florida Pines, in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors' rights and general principles of equity, whether at equity or at law, (B) each Seller, the Company, LHL, HBG and Florida Pines have performed all material obligations required to be performed by them to date under the Material Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (C) to the knowledge of each Seller, LHL, HBG, Florida Pines and the Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. A copy of each Material Contract has been made available to Buyer, and such copies are true, complete and correct.

               (d) Neither the execution and delivery by the Sellers of this Agreement, LHL of the High Grove Purchase Agreement, HBG of the HBG Assignment, and Florida Pines of the Florida Pines Purchase Agreement, nor the consummation by Sellers, LHL, HBG or Florida Pines of the transactions contemplated herein or therein in accordance with the terms hereof or thereof, will violate, or conflict with, or result in a breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon any of the material properties of either Seller or the Company (including the Shares) or any of the real property that is the subject of the Transaction Documents under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Material Contract. Except as set forth on Schedule 4.4(d) of the Company Disclosure Schedule, no consent of or approval of any party to a Material Contract is required in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the other agreements or documents contemplated hereby or thereby or the consummation of the transactions contemplated hereby and thereby.

       (e) Sellers have provided Buyer with a complete and accurate copy of the standard form home sales contract and master subcontractor contract used by the Company at present and during each of the preceding three calendar years. The foregoing standard form contracts are generally used by the Company in the ordinary course of its business to sell homes and secure subcontractor services.

       4.5 Financial Statements; No Undisclosed Liabilities.

       (a) Schedule 4.5(a) of the Company Disclosure Schedule sets forth true and complete copies of the balance sheets and related statements of operations, retained earnings and cash flows for the Company for the years ended December 31 2000 and 2001, in each case reviewed by the independent public accountants of the Company whose reports are attached thereto (the "Annual Statements") and the balance sheets and related statements of operations for the three month period ended as of March 31, 2001 and 2002 and for the one month period ended April 30, 2002 (the "Interim Statements" and, together with the Annual Statements, the "Financial Statements"). The December 31, 2001 balance sheet is referred to herein as the "2001 Balance Sheet."

       (b) Each of the Financial Statements (i) has been prepared based on the books and records of the Company in accordance with GAAP, subject in the case of the Interim Statements to normal, recurring year-end adjustments (which will not, individually or in the aggregate be material), and the Company's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and statements of cash flow of the Company as of the dates or for the periods indicated; (ii) contains and reflects all necessary adjustments, accruals, provisions and allowances for a fair presentation of the financial condition and the results of operations of the Company for the periods covered by such financial statement, subject in the case of the Interim Statements to normal, recurring year-end adjustments (which will not, individually or in the aggregate be material);
(iii) to the extent applicable, contains and reflects adequate provisions for all reasonably anticipated Liabilities for all Taxes with respect to the periods then ended and all prior periods; and (iv) with respect to Contracts for the sale of homes or the provision of services by the Company, contains and reflects adequate reserves for all reasonably anticipated losses and costs and expenses in excess of receipts. No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein.

       (c) Except as set forth on Schedule 4.5(c) of the Company Disclosure Schedule, there are no Liabilities of the Company other than: (i) Liabilities accrued on the 2001 Balance Sheet; (ii) Liabilities specifically disclosed and identified as such in the schedules of this Agreement; and (iii) Liabilities incurred since the date of the 2001 Balance Sheet that have been incurred in the ordinary course of business of the Company and that do not, and will not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (d) The Debt as disclosed on Schedule 4.5(d) of the Company Disclosure Schedule represents all of the Debt of the Company and all of the Debt that encumbers any of the real property that is the subject of the Transaction Documents that will be outstanding as of the Closing Date.

         4.6 Permits; Compliance; Litigation.

         (a) None of the Company, LHL, HBG or Florida Pines are party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business.

         (b) The Company is in material compliance with the terms of the Company Permits. Schedule 4.6(b) of the Company Disclosure Schedule sets forth a list of the material Company Permits. No material Company Permit will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (c) The Company is, and at all times has been, in material compliance with all material applicable laws and governmental regulations.

         (d) Schedule 4.6(d) of the Company Disclosure Schedule sets forth a list and description of all pending or, to the knowledge of either Seller or the Company, threatened lawsuits or claims against the Company or any of its properties, assets, operations or businesses or any of the real property that is the subject of the Transaction Documents. To the knowledge of each Seller and the Company, no event has occurred or circumstance exists that may give rise to or serve as the basis for the commencement of any such lawsuit or claim.

         (e) Except as set forth in Schedule 4.6(e) of the Company Disclosure Schedule, there is no lawsuit or claim by the Company pending against any other Person.

     4.7 Absence of Certain Changes. Except as disclosed in Schedule 4.7 of the Company Disclosure Schedule, since December 31, 2001 the Company has conducted its business only in the ordinary course of such business consistent with past practice and there has not been:

         (i) any event or events which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company;

         (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Capital Stock of the Company or any redemption or repurchase of any such Capital Stock, or any other payment of any kind to either Seller or any Affiliate of either Seller;

         (iii) any material change in the accounting principles, practices or methods of the Company;

         (iv) any increase in the salaries or other compensation payable to any officer, director or employee of the Company (except for normal increases for employees in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which such officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement and which are listed on Schedule 4.7 of the Company Disclosure Schedule or as required by law);

               (v) any incurrence or assumption by the Company of indebtedness for borrowed money or incurrence or assumption of any guarantee;

               (vi) any material adverse change or threat of a material adverse change, in the Company's relations with, or any loss or threat of loss, of any of the Company's important suppliers or customers or key employees;

               (vii) any termination, cancellation or waiver of any Contract or other right material to the operation of the business of the Company; or

               (viii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, assets, business or prospects of the Company or the real property that is the subject of any of the Transaction Documents, or any deterioration in the operating condition or other impairment in the value of the assets of the Company which would, individually or in the aggregate, be material to the Company.

          4.8  Taxes.

               (a) All Tax Returns that were required to be filed with respect to the Company have been accurately prepared and timely filed. All such Tax Returns are true, correct, and complete in all material respects and such Tax Returns contain all disclosures and other items required to avoid additional Taxes or other adverse Tax consequences. The Company has at all times complied with applicable laws pertaining to Taxes, including, without limitation, all applicable laws relating to record retention.

               (b) The Company has timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has adequately provided in the financial statements (in accordance with GAAP) for all Taxes that have accrued but are not yet due or payable.

               (c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from the Company.

               (d) The Company is not a party to any action, proceeding or audit relating to Taxes by any taxing authority for which the Company or Buyer could be held liable or has knowledge of any pending or threatened action, proceeding or audit by any taxing authority. All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid. No issue has been raised in any such examination, audit, or other proceeding which by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency in Taxes of the Company for any other period.

                  (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. None of the assets of the Company (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (f) The Company is not a party to or bound by any closing agreement, offer in compromise, or other agreement with any taxing authority that could affect Taxes for which the Company or Buyer may be liable.

                  (g) The Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.

                  (h) The Company is not a party to any plan or other Contract that has resulted or would result, separately or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (i) Schedule 4.8(i) of the Company Disclosure Schedule sets forth (i) all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment, and (ii) all elections pursuant to Treas. Reg.(S) 301.7701-3 that have been made by business entities in which the Company owns an equity interest.

                  (j) The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

                  (k) The Company has not filed a consent under Section 341 of the Code.

                  (l) The Company filed a timely and complete election to be taxed as an "S" corporation pursuant to Sections 1361, et seq., of the code commencing with its first taxable year beginning on August 12, 1991. At all times since such date, and through the Closing Date, the Company has continued to qualify as an "S" corporation for federal and state income tax purposes. The Company has never been a "C" corporation and has never engaged in the acquisition of any assets from a C corporation in a carryover basis transaction. The Company has not paid compensation to any shareholder which may be deemed to be "excessive" compensation for income tax purposes.

                  (m) The acquisition of the stock of the Company is a "qualified stock purchase" under Section 338.

           4.9    Certain Employee Plans.

                  (a) (i) Each Company Benefit Plan complies, and has been administered, in all material respects in accordance with its governing documents and all applicable requirements of law, and (ii) no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or termination has occurred with respect to any Company Benefit Plan which under either circumstance presents a risk of material Liability by the Company to any Governmental Entity or other Person, including a Company Benefit Plan. The Company Benefit Plans are listed on Schedule 4.9(a) of the Company Disclosure Schedule and copies or descriptions of all material Company Benefit Plans have previously been provided to Buyer. There has also been furnished to Buyer, with respect to each Company Benefit Plan required to file such report and description, the most recent two (2) annual Form 5500 filings, including attachments, and the summary plan description.

                  (b)      Each Company Benefit Plan intended to qualify under
Section 401(a) of the Code is so qualified and a determination letter has been issued by the IRS with respect to the qualification of such Company Benefit Plan and no circumstances exist which would adversely affect such qualification. A copy of each determination letter referred to in the preceding sentence has previously been furnished to Buyer. As to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Benefit Plan within the meaning of Section 411(d)(3) of the Code. There is no trust funding a Company Benefit Plan which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. No Company Benefit Plan nor any other benefit plan maintained or contributed to by the Company is subject to Title IV of ERISA or is subject to
Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

                  (c) Except as required by applicable law or as set forth on Schedule 4.9(c) of the Company Disclosure Schedule, the Company does not provide any health, welfare or life insurance benefits to any of its former or retired employees.

                  (d)      Company Benefit Plans.

                                    (i)     The Company has in all material
aspects performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Company Benefit Plans,

                                    (ii)    there have been no defaults or
violations by any other party to the Company Benefit Plans, and

                                    (iii)   there are no actions, suits, or
         claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Company Benefit Plans or their assets, which under any of the circumstances present a risk of material Liability to the Company to any Governmental Entity or other Person, including a Company Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Entity. All contributions required to be made to the Company Benefit Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable law have been timely made.

                  (e) No act, omission or transaction has occurred which would result in imposition on any of the Company of (i) breach of fiduciary duty liability damages under Section

409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or
(l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed on Schedule 4.9(a) of the Company Disclosure Schedule but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by any corporation, trade, business, or entity under common control with any of the Company, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

                  (f) Except as disclosed in Schedule 4.9(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Contract or Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Contract or Company Benefit Plan. Except as otherwise set forth on Schedule 4.9(f) of the Company Disclosure Schedule, the Company is not a party to any Contract, nor has the Company established any other policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (g) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made under any Company Benefit Plan, Contract or under any other agreement that would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

                  4.10     Labor Matters.

                  (a) The Company is not a party to, or bound by, any collective bargaining agreement or Contract with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of each Seller and the Company, threatened against the Company or relating to its business. To the knowledge of each Seller and the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company. There are no controversies pending or, to the knowledge of each Seller and the Company, threatened between the Company and any of its employees, which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Neither Seller, nor the Company has received notice of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

                  (b) No executive officer or director of the Company or any other employee of the Company, is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer, director or employee and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an officer, director or employee of the Company, or (ii) the ability of the Company to conduct its business, including any such Contract with either Seller or their Affiliates (other than the Company). No key employee or any director of the Company has threatened to terminate his or her employment with the Company, as a result of the transaction contemplated hereby or otherwise.

                  (c) The Company has in place all material employee policies required by applicable law, and there have been no material violations of any such employee policies. No charges have been filed claiming employment discrimination or unfair labor practices against or involving the Company, and to the knowledge of each Seller and the Company, no such charges are threatened.

                  4.11 Environmental Matters. The Sellers have made available to Buyer all environmental assessments and reports relating to environmental conditions with respect to the real property owned or leased by the Company, LHL, HBG, and Florida Pines which are in the possession of any of Seller, LHL, Florida Pines, HBG or the Company or any of their agents. Except as set forth on Schedule 4.11 of the Company Disclosure Schedule:

                           (i) the Company, LHL, HBG and Florida Pines have been and currently are in compliance with all applicable Environmental Laws;

                           (ii) with regard to the properties currently or formerly owned or operated by the Company and the properties that are the subject of any of the Transaction Documents (including soils, groundwater, surface water, buildings, or other structures), during the period of ownership or operation by the Company, LHL, HBG or Florida Pines or Any Affiliate of either Seller or any of them, there was and has been no Release of any Hazardous Materials, in any amount or concentration (x) that could reasonably be expected to threaten human health or welfare, (y) that exceeds any applicable standard promulgated, enacted, or issued by any Governmental Entity, or (z) that could reasonably be expected to result in any Liability under the Environmental Laws.

                           (iii) with regard to the properties currently or formerly owned or operated by the Company and the properties that are the subject of any of the Transaction Documents (including soils, groundwater, surface water, buildings, or other structures), prior to the period of ownership or operation by the Company, LHL, HBG, Florida Pines or any Affiliate of either Seller or any of them, to the knowledge of each Seller, LHL, HBG, Florida Pines and the Company, there was no Release of any Hazardous Materials, in any amount or concentration (x) that could reasonably be expected to threaten human health or welfare, (y) that exceeds any applicable standard promulgated, enacted or issued by any Governmental Entity, or (z) that could reasonably be expected to result in any Liability under the Environmental Laws;

                           (iv) the Company has not disposed or arranged to dispose of any Hazardous Materials on any third party property which could result in any Liability under the Environmental Laws;

                           (v) none of the Company, LHL, HBG, Florida Pines or the Sellers has received any notices, demand letters, complaints, claims or requests for information from any Governmental Entity or any other Person indicating that the Company may be in violation of, or liable under, any Environmental Law or that LHL, HBG or Florida Pines may be in violation of, or liable under, any Environmental Law with respect to the properties that are the subject of any of the Transaction Documents;

                           (vi) none of the Company or its respective properties, or the properties that are the subject of any of the Transaction Documents, are subject to any order or decree of any Governmental Entity or any Contract with any Government Entity arising under any Environmental Law, or is a party to any indemnity or other Contract with any third party which could result in any Liability under any Environmental Law;

                           (vii) to the knowledge of each Seller, LHL, HBG, Florida Pines and the Company, there are no circumstances, conditions, or activities involving the Company, LHL, HBG, or Florida Pines that could reasonably be expected to result in any Liability under any Environmental Law or in any restriction pursuant to any Environmental Law on the ownership, use, or transfer of any property now owned by the Company or the properties that are the subject of any of the Transaction Documents;

                           (viii) to the knowledge of each Seller, LHL, HBG, Florida Pines and the Company, no properties currently owned by the Company or that are the subject of any of the Transaction Documents contain any underground storage tank, asbestos containing material, lead based products (including paint), or polychlorinated biphenyls; and

                           (ix) the properties currently owned or operated by the Company or that are the subject of any of the Transaction Documents are not subject to any Liens imposed by any Governmental Entity in connection with the presence on or off such property of any Hazardous Materials.

              For the purposes of this Agreement, "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, permit, order, decree, rule or regulation or other directive related to or governing Environmental Matters as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable decisions, orders, and decrees of any Governmental Entity relating to Environmental Matters.

                  "Environmental Matters" means all matters involving pollution, wetlands and other natural resources, protection of the environment, noise, human health, and occupational health and safety.

                  "Hazardous Materials" means any substance or material that is defined under the Environmental Laws as a "hazardous substance," "regulated substance," "pollutant," "contaminant," "hazardous waste," "extremely hazardous substance," "toxic substance," or "hazardous material," or that is otherwise defined in or regulated under the Environmental Laws, including, without limitation, petroleum, asbestos-containing materials, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, and radon.

                  "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, or any other environmental medium.

                  4.12     Related Party Transactions.

                  (a) There are no Contracts or transactions between the Company, on the one hand, and either Seller, any of their Affiliates or any current or former officer, director or 5% or greater stockholder of the Company or any Affiliate thereof or any immediate family member of any of the foregoing Persons, on the other hand, except as set forth on Schedule 4.12 of the Company Disclosure Schedule. Except as set forth on Schedule 4.12 of the Company Disclosure Schedule, no current officer or employee of the Company provides any services to, including without limitation serving on the board of directors of, any Affiliate of either Seller.

                  (b) Except as set forth in Schedule 4.12 of the Company Disclosure Schedule, neither Seller, nor any Affiliate of the Company, any officer or director of the Company or any Affiliate, or any immediate family member of any of the foregoing Persons:

                           (i) has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company;

                           (ii) is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (A) had business dealings or a material financial interest in any transaction with the Company, or (B) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for ownership (of record or as a beneficial owner) of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any national, regional or foreign recognized exchange, the NASDAQ, Stock Market or the over-the-counter market; or

                           (iii)    is a party to any Contract with, or has any
claim or right against, the Company.

                  4.13     Restrictions on Business Activities.

                  (a) There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity, pending before a Governmental Entity or, to either Seller or the Company's knowledge, being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business by any of the Company.

                  (b) None of the Sellers, the Company nor any Affiliate, nor any director, officer, agent, employee, consultant or contractor of any of such Persons, has directly or indirectly: (i) made any improper or illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business,
(B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company or either Seller, or (D) in violation of any applicable law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  4.14     Real Property.

                  (a) Schedule 4.14(a) of the Company Disclosure Schedule lists all real property owned or leased by the Company or that is the subject of any of the Transaction Documents, the locations of real property leased by the Company, and the real property that the Company has the right or obligation to purchase. The Company, LHL, HBG and Florida Pines have good, marketable and indefeasible title in fee simple, or as to optioned property or property subject to a purchase contract, has the right to acquire good, marketable and indefeasible title in fee simple (or as to leased property, has good and valid title to the leasehold estate), to the real property purported to be owned, optioned, under contract or leased by it on Schedule 4.14(a) of the Company Disclosure Schedule, free and clear of all Liens, except Liens for Taxes and assessments not yet due and payable, Liens relating to the indebtedness described on Schedule 4.5(d) of the Company Disclosure Schedule, and such Liens or other imperfections of title as do not or will not, individually or in the aggregate, materially interfere with the present use or intended use by the Company or Colony Communities or materially affect the value or marketability of the property affected thereby.

                  (b) None of the Company, LHL, HBG or Florida Pines has been given, nor have any of them received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by any of the Company, LHL, HBG or Florida Pines or, to the knowledge of each Seller, LHL, HBG, Florida Pines and the Company, any other Person with respect to any covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, or other Contracts granting, constituting or evidencing a conveyance by or to any of the Company, LHL, HBG or Florida Pines of title to or an interest in or otherwise affecting the real property or the ownership thereof which, individually or in the aggregate, is material to the ownership, use or development of such parcel of real property by the Company, LHL, HBG or Florida Pines. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of each Seller, LHL, HBG, Florida Pines and the Company, is threatened with respect to, or that could affect, any real property owned, leased, optioned, or under contract by the Company, LHL, HBG or Florida Pines. No developer-related charges or assessments by proffers to any public authority or any other Person for public improvements or otherwise made against any of the real property that is the subject of the Transaction Documents or any property developed by the Company are unpaid or incomplete (other than those reflected on the Interim Financial Statements or incurred since the date of such statements in the ordinary course of business consistent with past practices, and other than standard development agreements such as impact fee and water and sewer connection fee agreements paid on a per unit basis at the time of applying for a building permit or certificate of occupancy), except for charges or assessments that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) The real property of the Company and the real property that is the subject of any of the Transaction Documents to be used for homebuilding and any improvements located thereon conform, in all material respects, to the appropriate Governmental Entity's standards. There is no material impediment to the development of (or to approval for the development of) undeveloped real property in the manner in which the Company currently anticipates building thereon, nor are there any moratoriums on such development. The developed real property of the Company and the developed portion of the real property that is the subject of any of the Transaction Documents has access to streets, and is serviced, in all material respects, by all utilities, water and other services, as is necessary to construct homes on such property, and such utilities, water and other services are adequate for the current and intended use of such property. The undeveloped real property of the Company and that is the subject of any of the Transaction Documents has access to streets, and such real property is serviced, in all material respects, by all utilities, water and other services, as is necessary for the development thereof or such utilities, water and other services are or will, upon completion of agreements currently in effect with respect thereto, be available, in all material respects, to such property.

                  (d) All leases pursuant to which the Company leases from others real or personal property are valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (e) There are no material encroachments on the real property owned, leased, under contract or optioned by the Company or the real property that is the subject of any of the Transaction Documents, nor any encroachments by improvements on such real property onto any easements or any adjoining property or which would otherwise conflict with the property rights of any other Person.

                  (f) Except as set forth in Schedule 4.14(f) of the Company Disclosure Schedule:

                           (i) The Company has not developed, constructed or otherwise participated and does not currently intend to develop, construct or otherwise participate in any real estate projects other than the projects identified on Schedule 4.14(a) or (f) of Company Disclosure Schedule (the "Projects"). Schedule 4.14(f) of Company Disclosure Schedule includes as of March 31, 2002 the total number of units developed and under development, and the total units remaining unsold.

                           (ii) All work performed by the Company or by subcontractors on behalf of the Company on or in any of the properties involved in the Projects has been or shall be performed in substantial accordance with the plans and specifications approved by all Governmental Entities (including VA and FHA, as applicable), in compliance with all applicable laws, ordinances, and regulations, and in a good and workmanlike manner, free from any defect or Lien, other than inchoate mechanics' liens for amounts not yet due. Each property involved in the Projects complies in all material respects with all laws, including, without limitation, applicable zoning, land use, subdivision, parking, traffic and fire safety laws and building codes, and none of the Company, LHL, HBG or Florida Pines has received any notice from any Governmental Entity as to any violation of any law. The Company has complied with all such laws in all material respects.

                           (iii) The approvals, consents, licenses, permits, waivers or other authorizations issued, granted or otherwise made available by any Governmental Entity pertaining to the Projects (collectively, the "Entitlements"), and any Contracts (for example, and not in limitation, proffers and subdivision improvement agreements) executed in connection therewith, are in full force and effect and no party thereto is in default thereunder. All material Entitlements necessary or appropriate for the development and construction of the Projects are in full force and effect, without default, and are enforceable in accordance with Florida law. Neither the Company, nor to the knowledge of each Seller and the Company, the fee owner, if the Company is not the fee owner of any property involved in any of the Projects, is in default under, and the Company has not received any notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any Entitlements, transaction, covenant, condition, restriction, easement, encumbrance or other Contract pertaining to the property involved in any Project. All subdivision improvement bonds and other sureties or assurances relating in any way to any such property and required by any applicable Governmental Entity or pursuant to any Entitlements have been posted and are being maintained in accordance with the requirements of such applicable Governmental Entitles and/or Entitlements and no claim has been made thereunder or thereto.

                           (iv)    (A)   The Company is not obligated to pay nor
         is it otherwise subject to any monetary charges, assessments or fees imposed by any Governmental Entity or quasi-governmental entity (such as special districts, improvement districts or the like) in connection with receipt by the Company of the Entitlements or otherwise relating to the development or improvement of the Projects.

                                   (B)     Except for obligations contained in
         the Contracts listed in Schedule 4.4(a) of the Company Disclosure Schedule, none of the Company, LHL, HBG or Florida Pines has any development or improvement obligations with respect to the Projects.

                           (v) The Company (or to knowledge of each Seller and the Company, the fee owner, if the Company is not the fee owner) has not made any oral or, except for the Entitlements, written commitments or representations to, or understandings or Contracts with, any Person or any adjoining property owner which would in any way be binding on the Company and would interfere with the Company's ability to develop and improve any of the properties involved in the Projects with residential developments in accordance with the Entitlements, and neither the Company, nor the fee owner, shall make or enter into any such commitment, representations, understandings or Contracts without Buyer's written consent.

                           (vi) No plated lot involved in the Projects is located in an area designated as having special flood hazards or designated as a wetland by the Army Corps of Engineers. No property involved in the Projects is located in an area that is designated, or in the process of being designated, as a critical habitat for any threatened or endangered species under the endangered Species Act of 1973, as amended, or designated under any other law for the preservation of fish, wildlife, plants, insects, forests or wetlands, or for the preservation of any historical or archeological site under the National Historic Preservation Act of 1979, as amended, or designated under any other law, that would limit, impair, delay or prohibit the construction and development of the Project in accordance with the existing or proposed plans therefor.

                           (vii) None of the Company, LHL, HBG or Florida Pines has received any notice from its insurance carriers of any defects or inadequacies in any of the properties involved in the Projects, or any portion thereof, which would adversely affect the insurability of any properties or the cost of any such insurance. There are no pending insurance claims with respect to any portion of any such properties.

                           (viii) There are no soil conditions that would require construction of foundations different than those customarily built in residential projects in the areas in which the Projects are located, nor, any seismic safety problems relating to any of the properties involved in the Projects, any recent seismic activity affecting any such properties or any active fault bisecting, underlying or adjacent to any such properties. Each of the Company and its contractors have installed foundations appropriate and customary for the applicable soil conditions.

                           (ix) All work performed with respect to the Projects has been approved by holders of security interests in the Projects to the extent required by the applicable Contracts.

                           (x) Other than in connection with its sales of homes to buyers in the ordinary course of business, the Company has not assigned to any third party any of its respective development or other rights with respect to the properties involved in the Projects.

                  (g) Except as set forth on Schedule 4.14(g) of the Company Disclosure Schedule, since December 31, 2001 no real property owned by the Company or that is the subject of any of the Transaction Documents has become subject to repurchase by any Person, whether as a result of the failure of the Company or any other party to begin construction thereon or to complete construction thereon within the time period required or otherwise.

                  (h) The backlog of home sales of each of the Projects as of the date of the Interim Statements is set forth in Schedule 4.14(h). All of the home purchase Contracts representing the backlog of home sales set forth on
Schedule 4.14(h) have been incurred in the ordinary course of business. The Sellers are not aware of any reason that the cancellation rates for such backlog would be expected to exceed those experienced by the Company during the period covered by the Financial Statements.

                  4.15     Intellectual Property.

                  (a) Schedule 4.15 of the Company Disclosure Schedule sets forth a true and complete list of all patents, trademarks, trade names, service marks, internet domain names and copyrights and applications for registration of any of the foregoing, technology, know-how, computer software programs or applications, and tangible or intangible intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to any of the Company, in each case which are, individually or in the aggregate, material to the financial condition, operating results, assets or operations of the Company. Except as set forth in Schedule 4.15 of the Company Disclosure Schedule, the Company owns, free and clear of any and all Liens, or is licensed or otherwise possess legally enforceable rights to use, without payment to any other Person, all Intellectual Property that is used in the business of the Company as currently conducted, except where the failure to own, be licensed or to possess such rights would not have, individually or in the aggregate, a Material Adverse Effect on the Company, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

                  (b) To the knowledge of each Seller and the Company, the conduct of the business of the Company does not conflict with the valid Intellectual Property rights of others and there are no conflicts with or infringements of any of the Intellectual Property of the Company by any other Person. No other Person has any rights in or right to use any of the Intellectual Property owned by any of the Company.

                  4.16     Insurance.

                  (a) Schedule 4.16(a) of the Company Disclosure Schedule contains a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies in effect at any time since January 1, 1998 (except in the case of liability insurance, which shall be listed from January 1, 1992) that insure or did insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets (both past and present) of the Company or the properties that are the subject of any of the Transaction Documents, whether issued to the Company or to any other Person for the benefit of the Company or with respect to the properties that are the subject of any of the Transaction Documents (the "Insurance Policies"). For each Insurance Policy, Schedule 4.16(a) of the Company Disclosure Schedule lists (i) the names and addresses of the insurers,
(ii) the names of the Persons to whom such policies have been issued, (iii) the expiration dates thereof, (iv) whether the policies are currently in effect, (v) the annual premiums and payment terms thereof, (vi) whether it is a "claims made" or an "occurrence" policy, (vii) any self insured retention or deductible,
(viii) the aggregate limit of the policy and the currently available limit, and
(ix) a brief description of the interests insured thereby. The Sellers have provided Buyer with true, accurate and complete copies of each Insurance Policy.

                  (b) Schedule 4.16(b) of the Company Disclosure Schedule lists any Contract, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Except as set forth in Schedule 4.16(c) of the Company Disclosure Schedule, (i) the insurance coverage provided by any of the Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement, (ii) the Insurance Policies were placed (at the time of placement and as of the date hereof) with insurers who are financially sound and reputable and, in light of the respective business, operations and assets of the Company, are or were in amounts and have or had coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such assets; (iii) neither the Company, nor the Person to whom such policy has been issued has received notice that any insurer under any Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, or, to the knowledge of either Seller and the Company, indicated any intent to do so or not to renew any such policy; (iv) the Insurance Policies are sufficient for compliance with all applicable laws and Contracts to which the Company is a party or by which it is bound; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company, (v) no side agreements or other Contracts exist that alter the terms of the Insurance Policies, and (vi) none of the liability Insurance Policies contain any mold, soils attached product or completed operations exclusions from coverage.

                  (d) Each current Insurance Policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Schedule 4.16(d) of the Company Disclosure Schedule contains a listing of all material open claims made or otherwise asserted by the Company against any Insurance Policy. All material claims under the Insurance Policies have been filed in a timely fashion. To the knowledge of each Seller and the Company, the activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies. The Company has not failed to disclose any fact to the insurance companies or failed to take any other action, the consequences of which non-disclosure or failure to take action would render any Insurance Policy void, or voidable, or suspend, impair or defeat in whole or in part such insurance coverage. Neither of the Sellers nor the Company has received (A) any refusal of coverage from any insurer from which the Company sought coverage, (B) any notice that a defense will be afforded with reservation of rights, or (C) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder

                  4.17     Assets Other than Real Property Interests.

                  (a) The Company owns all material assets reflected on the 2001 Balance Sheet, or thereafter acquired, except those sold or otherwise disposed of since December 31, 2001 in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens except:

                           (i) such Liens as are set forth in Schedule 4.17 of the Company Disclosure Schedule;

                           (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes or assessments which are not due and payable or which may thereafter be paid without penalty;

                           (iii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a Liability on the 2001 Balance Sheet or the existence of which is expressly indicated in the notes thereto; and

                           (iv) other imperfections of title or encumbrances, if any, which, do not, individually or in the aggregate, materially impair the assets or the intended use thereof.

                  (b) All the material tangible personal property of the Company has been maintained in accordance with the past practice of the Company and generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted. The assets owned or leased by the Company include all of the properties and other assets necessary for the Company to conduct its business in the manner presently conducted.

                  (c) All of the books and records of the Company (including without limitation, the financial records) are true, complete and accurate in all material respects and have been maintained in accordance with sound business practices. True, complete and accurate copies of such records have been made available to Buyer.

                  4.18 Antitakeover Statutes. Florida Statute Section 6.07. 0902 (Control Share Acquisition Statute) does not apply to the transactions contemplated herein and the Board of Directors of the Company is not required to take any action under the terms thereof. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation under the laws of Florida is applicable to the transactions contemplated hereby.

                  4.19 Warranties. Schedule 4.19 of the Company Disclosure Schedule sets forth complete and accurate copies of the written warranties and guaranties by the Company currently in effect with respect to their respective products. There have not been any material deviations from such warranties and guaranties, and neither the Company, nor any of its salespersons, employees and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Company, nor any of its salespersons, employees and agents has made any oral warranty or guaranty with respect to the products of the Company. The reserve for warranty costs included in the 2001 Balance Sheet and the Interim Statements sets forth the reasonable judgment of management of the Company of the estimate of the aggregate liability (whether accrued, absolute or contingent) of the Company in respect of warranty obligations.

          4.20. Suppliers and Subcontractors. The documents and information supplied by each Seller, the Company or any of their respective representatives in connection with this Agreement with respect to relationships and volumes of business done with the significant suppliers and subcontractors of the Company are accurate in all material respects. Except as set forth in Schedule 4.20 of the Company Disclosure Schedule, during the last 12 months, the Company has not received any notices of termination or threats of termination from any of the five largest suppliers or ten largest subcontractors for the Company.

          4.21 Investment Purpose. Each Seller is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Buyer Common Stock for his own account and not with a view to a sale or distribution thereof in violation of any securities laws. Each Seller has completed, executed and delivered to Buyer an Accredited Investor Questionnaire substantially in the form of Exhibit D. Each Seller acknowledges (i) that the Buyer Common Stock has not been registered under applicable securities laws and will be subject to restriction on transfer under such securities laws and will not sell or distribute any of the Buyer Common Stock in violation of any securities laws and (ii) Sellers will be contractually prohibited from transferring any of the Buyer Common Stock for a period of two (2) years following the Closing Date in accordance with Section 6.11. Each Seller has the present intention of holding the Buyer Common Stock for investment purposes.

          4.22 Access to Information. During the course of the negotiation of this Agreement, each Seller reviewed or has been afforded the opportunity to review all information provided to it by Buyer and has had the opportunity to ask questions of and receive answers to its satisfaction from representatives of Buyer concerning the Buyer, the Buyer Common Stock, and to obtain certain additional information reasonably requested by the Sellers. Each Seller hereby acknowledges and affirms that it has relied solely on the representations of Buyer made in Section 5 of this Agreement and not on any other representations made by or on behalf of Buyer. The foregoing shall not be deemed to affect the representations and warranties and indemnities made by Buyer hereunder. Notwithstanding any "due diligence" investigations made by the Sellers, no information shall be deemed to have been disclosed for purposes of the representations and warranties made in Section 5 by Buyer unless contained in the Buyer Disclosure Schedule.

          4.23 Disclosure. No representation or warranty of the Sellers contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of either Seller or the Company to Buyer or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule. The descriptions set forth in the Company Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available by either Seller or the Company to Buyer pursuant hereto were or will be complete and accurate records of such documents.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

          Buyer and Standard Pacific, jointly and severally, represent and warrant to the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

          5.1 Existence; Good Standing; Corporate Authority; Compliance with Law. Buyer and Standard Pacific are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer and Standard Pacific are duly licensed or qualified to do business as foreign corporations and are in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by them therein or in which the transaction of their business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer or Standard Pacific. Buyer and Standard Pacific have all requisite corporate power and authority to own, operate and lease their properties and carry on their businesses as now conducted. Neither Buyer nor Standard Pacific is in violation of any order or decree of any Governmental Entity, or any law, ordinance, or regulation to which Buyer, Standard Pacific or any of their properties or assets is subject, except where such violation, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect on Buyer or Standard Pacific. Buyer and Standard Pacific have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or regulations of any Governmental Entity in connection with their businesses as now conducted.

          5.2 Authorization, Validity, and Effect of Agreements. Buyer and Standard Pacific have the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated herein, as applicable. The consummation by Buyer and Standard Pacific of the transactions contemplated herein has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated herein to be executed by Buyer and Standard Pacific (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer and Standard Pacific, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors' rights and general principles of equity, whether at equity or at law.

          5.3 No Violation. Neither the execution and delivery by Buyer or Standard Pacific of this Agreement, nor the consummation by Buyer or Standard Pacific of the transactions contemplated herein in accordance with the terms hereof, will:

                (i) conflict with or result in a breach of any provisions of the articles of incorporation or by-laws of Buyer or Standard Pacific;

                (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the material properties of Buyer or Standard Pacific under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material Contract to which Buyer or Standard Pacific is a party, or by which Buyer or Standard Pacific or any of their properties is bound or affected; or

                (iii) require any material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person.

          5.4 No Brokers. Except as disclosed on Schedule 5.4, neither Buyer nor Standard Pacific has entered into any Contract with any Person, or taken any other action, which may result in the obligation of any other party to this Agreement to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          5.5 Funds. Buyer will have at the Closing Date, the funds necessary to consummate the Stock Purchase and the transactions contemplated herein on a timely basis in accordance with this Agreement.

          5.6 Investment Purpose. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Shares for its own account and not with a view to a sale or distribution thereof in violation of any securities laws and will not sell or distribute any of the Shares in violation of any securities laws. Buyer has the present intention of holding the Shares for investment purposes.

          5.7 Access to Information. During the course of the negotiation of this Agreement, Buyer and Standard Pacific reviewed or have been afforded the opportunity to review all information provided to it by the Sellers and have had the opportunity to ask questions of and receive answers to their satisfaction from representatives of the Sellers concerning the Company, the Shares, and to obtain certain additional information reasonably requested by them. The foregoing shall not be deemed to affect the representations and warranties and indemnities made by the Sellers hereunder. Notwithstanding any "due diligence" investigations made by Buyer or Standard Pacific, no information shall be deemed to have been disclosed for purposes of the representations and warranties made by the Sellers in Sections 3 and 4 unless contained in the Company Disclosure Schedule.

          5.8 Disclosure. No representation or warranty of the Buyer or Standard Pacific contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of Buyer or Standard Pacific to Sellers or any of their representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule. The descriptions set forth in the Buyer Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available by Buyer and Standard Pacific to the Sellers pursuant hereto were or will be complete and accurate records of such documents.

          5.9 SEC Filings. Since December 31, 1999, Standard Pacific has timely filed all reports and registration statements and other documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                                    COVENANTS

          6.1 Conduct of Business. Except as (i) expressly contemplated in this Agreement, or (ii) as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Date, the Sellers shall use their best efforts to cause the Company:

          (a) to conduct its operations according to the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with its customers, suppliers and other Persons having business relationships with it;

          (c) to confer on a regular basis with one or more representatives of Buyer, including to report operational matters of materiality and any proposals of the Company to engage in material transactions, and to provide such information as Buyer may reasonably request;

          (d) not to amend the organizational documents of the Company without the previous written consent of Buyer;

          (e) to promptly notify Buyer of (i) any material change in the condition (financial or otherwise) of the Company's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material complaints, investigations or hearings of any Governmental Entity (or communications indicating that the same may be contemplated); or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

         (f) to promptly deliver to Buyer any material report, statement, schedule or correspondence filed or submitted by the Company to, or received by the Company from, any Governmental Entity;

         (g) not to (i) issue any Capital Stock, effect any stock split or combination, reclassify its stock or otherwise change its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any of its Capital Stock, (iii) increase any compensation or benefits or enter into or amend any employment, severance, termination or similar Contract with any of its present or future employees, officers or directors, except for normal increases in compensation and benefits to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which may be required by applicable law, or (v) increase the amount, or expand the scope, of any indemnification currently provided for employees, officers or directors;

         (h) not to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its Capital Stock (other than the Corporate Dividend); or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its Capital Stock, or make any commitment for any such action;

         (i) not to sell, lease or otherwise dispose of any assets, or enter into any commitment to do so; provided that the sale of completed homes to individual homebuyers by the Company in the ordinary the course of business shall not be a violation of this clause (i);

         (j) not to (i) incur or assume any long-term or short-term Debt or issue any Debt securities, including without limitation, any Debt that Buyer shall payoff at the Closing; (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other Person; (iii) modify in any manner adverse to any of the Company any outstanding Debt or obligation of the Company; (iv) pledge or otherwise encumber Capital Stock of any of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material Lien of any kind in respect to such asset except in the ordinary course of business consistent with past practices;

         (k) not to change any of its accounting principles or practices, except as requested by Buyer or otherwise required pursuant to GAAP;

         (l) not, without the prior consent of Buyer (which will not be unreasonably withheld) to:

               (i) acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any Capital Stock therein;

               (ii) enter into any Contract which would be required to be listed on Schedule 4.4(a), or amend any Material Contract;

               (iii) authorize any new capital expenditure or expenditures (except in the ordinary course of business consistent with past practice or pursuant to Contracts listed in Schedule 4.4(a) of the Company Disclosure Schedule) which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $500,000; or

               (iv)   enter into any Contract to purchase any real property;

         (m) not to pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected, reserved against or disclosed in the Interim Financial Statements or incurred in the ordinary course of business thereafter consistent with past practice;

         (n) not to settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated herein;

         (o) not to permit the Company to make any material Tax election (other than in a manner consistent with prior practices of the Company), file any Tax Return (other than Tax Returns due), settle or compromise any material Tax liability (other than Taxes due) or agree to an extension of a statute of limitations with respect to any material amount of Tax (other than extensions for filing Tax Returns), except to the extent the amount of any such Tax, settlement or compromise has been reserved for in the Interim Financial Statements; provided, the Buyer shall not unreasonably withhold or delay consent as to such matters;

         (p) not to loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any Contract or other transaction with, or otherwise make any payments to either Seller or any of their Affiliates or (with the exception of payments of salary in the ordinary course, consistent with past practice) any officer or director thereof;

         (q) not to take any action that would knowingly result in a breach of any representation, warranty or covenant of Sellers contained in this Agreement; and

         (r) not to permit the Company to take any action having the same or similar effect, or being of the same or similar nature, as any of the actions described in Sections 6.1(a) through (q).

         6.2   Further Action.

         (a) Upon the terms and subject to the conditions of this Agreement, the Sellers, on the one hand, and Buyer and Standard Pacific, on the other hand, shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated in this Agreement, to obtain in a timely manner all material waivers, consents and approvals, and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

               (b) From the date of this Agreement until the termination of this Agreement or the Closing Date, no party shall take any action which would
(i) materially adversely affect the ability of any party to this Agreement to obtain any consents, approvals, or authorizations required for the transactions contemplated herein, or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

               6.3    Access to Information; Confidentiality.

               (a) From the date hereof until the termination of this Agreement or the Closing Date, upon reasonable notice and subject to applicable laws, the Sellers shall cause the Company to afford Buyer and its accountants, counsel, and other representatives, during normal business hours, access to all of the Company properties and assets, books, Contracts, and records reasonably requested by Buyer. Buyer shall, and shall cause its respective advisors and representatives to:

                      (i) conduct its investigation in such a manner that will not unreasonably interfere with the normal operations, customers or employee relations of the Company, and

                      (ii) treat as confidential in accordance the terms of the Confidentiality Agreement all such information obtained hereunder or in connection herewith and not otherwise known to them prior to disclosure hereunder.

               (b) From the date hereof until the termination of this Agreement or the Closing Date, each party shall furnish promptly to the other: a copy of all filings made with any Governmental Entity in connection with the transactions contemplated in this Agreement and all written communications received from such Governmental Entities related thereto.

               (c) Each party shall promptly notify the other orally and in writing of:

                      (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement of such party to be untrue or inaccurate in any material respect at any time or (B) to cause any covenant, condition or agreement under this Agreement of such party not to be complied with or satisfied in any material respect;

                      (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder; and

                   (iii) any notice or other communication from any third party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated in this Agreement.

               6.4 Publicity. The initial press release relating to this Agreement shall be in the form heretofore approved by the parties hereto, and thereafter until the Closing Date the Sellers, the Company, Standard Pacific and Buyer shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar Governmental Entities), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

               6.5 Expenses. Except as set forth herein, all costs and expenses (including fees of attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided however if the Stock Purchase is consummated, the Sellers shall pay all costs and expenses (including fees of attorneys and accountants) of the Sellers and the Company incurred in connection with this Agreement and the transactions contemplated hereby.

               6.6 Employee Benefits.

               (a) Company employees shall be entitled to employee benefits that are substantially equivalent to those provided to similarly situated employees of Standard Pacific. Such benefits shall be provided though Company Benefit Plans, Standard Pacific benefit plans, Buyer benefit plans, or a combination of the foregoing, as determined by Standard Pacific after consultation with the Company. Following the Closing, Standard Pacific shall cause Standard Pacific or Buyer to recognize each continuing Company employee's years of service with the Company prior to the Closing Date for determining the level of benefits to be provided under applicable vacation plans and policies and for eligibility and vesting determinations under any applicable 401(k) plan. For purposes of this section 6.6, "continuing Company employee" means an employee of the Company as of the Closing Date. Unless Buyer and the Sellers otherwise agree in writing, Buyer shall cause the Company to maintain in full force and effect, until January 31, 2003, the medical and dental plans of the Company as such plans exist on the Closing Date.

               (b) Nothing contained in this Section 6.6 is intended to confer upon any Company employee any right to continued employment or any right to wages or benefits at any time after the Closing Date.

               6.7 Third Party Offers.

               (a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement, each of the Sellers, their Affiliates and their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition, and neither of the

Sellers, nor any of their Affiliates shall, nor shall either Seller authorize or permit any of its Affiliates or their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents to, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any Person concerning any potential Third Party Acquisition or that may reasonably be expected to lead to any Third Party Acquisition or attempted Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition. Each Seller shall promptly communicate to Buyer the existence or occurrence and the terms of any potential Third Party Acquisition or contact related to any potential Third Party Acquisition that Sellers, the Company or any of their Affiliates, or their respective officers, directors, employees, representatives or agents, receive in respect of such a proposed transaction, and the identify of the Person from whom such proposal or contact was received.

          (b) "Third Party Acquisition" means the acquisition by a Person or group, other than Buyer or any Affiliate of Buyer, of more than ten percent, in a single transaction or series of transactions, of the Capital Stock or the assets of the Company, whether by sale of Capital Stock, sale, lease or other disposition of assets, merger or otherwise.

          (c) The Sellers represent and warrant to Buyer that each of the Sellers and his Affiliates and their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents have terminated any and all existing discussions with third parties relating to a Third Party Acquisition.

          6.8  Restrictive Covenants.

          (a) Non-Competition. The Sellers recognize that the covenants of each Seller contained in this Section 6.8(a) (the "Covenant Not to Compete") are an essential part of this Agreement and that but for the agreement of each Seller to comply with such covenants Buyer and Standard Pacific would not enter into this Agreement. The Sellers acknowledge and agree that the Covenant Not to Compete is necessary to protect the Business acquired by Buyer, including without limitation, goodwill, and that irreparable harm and damage will be done to Buyer and Standard Pacific if any Seller competes with Buyer in any way prohibited by the Covenant Not to Compete. In addition, the Sellers acknowledge that the Purchase Price is consideration for professional relationships and marketplace reputation developed by the Company and the Sellers and the Covenant Not to Compete is necessary for Buyer and Standard Pacific to receive the full benefit of this Agreement. After the Closing, each Seller shall not individually, or in concert, directly or indirectly:

               (i) engage or become interested in, as owner, employee, partner, through equity ownership (not including up to a 1% passive equity interest in a public company), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, any business competitive with the Business (including within the definition of the Business, without limitation, any business of the type or types conducted by the Company at any time during the two (2) year period preceding the Closing Date or under development by the Company on the Closing Date),

              (ii) take any action intended to advance an interest of any competitor of the Business, or encourage any other person to take such action; or

              (iii) take any material action intended to cause any customer or prospective customer to use the services or purchase the products of any competitor of the Business.

          This Covenant Not to Compete shall be limited to any county or any other political subdivision of the state of Florida where the Company generated revenue at any time during the two (2) year period preceding the Closing Date. This Covenant Not to Compete shall bind each Seller for the five (5) year period immediately following the Closing Date, provided however, that if the employment of any Seller is terminated by Buyer without cause, then after termination of such Seller's employment with the Company, such Seller will no longer be subject to the covenants contained in Sections 6.8(a)(i) and (ii). The parties hereto agree that the duration and area for which the Covenant Not to Compete set forth in this Section 6.8(a) is to be effective are reasonable.

         (b) Non-Diversion. For five (5) years following the Closing Date, each of the Sellers shall not, and shall cause their Affiliates not to, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Buyer or its Affiliates of which any of the Sellers become aware which relate to the Business, or any part thereof and which are located in any county or any other political subdivision of the State of Florida where the Company generated revenue at any time during the two (2) year period preceding the Closing Date. This Section 6.8(b) is in addition to and not by way of limitation of any other duties the Sellers may have to Buyer or its Affiliates.

         (c) Non-Recruitment. For a period of four (4) years from the Closing, the Sellers shall not, and the Sellers shall cause each of their Affiliates not to, directly or indirectly:

              (i) perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting, recruiting or hiring any employees of the Company; (B) soliciting or encouraging any employee of the Company to leave the employment of the Company; and (C) disclosing or furnishing to anyone any confidential information relating to the Company or otherwise using such confidential information for Seller's own benefit or the benefit of any other Person; and

              (ii) solicit or encourage any contractor, subcontractor or other supplier of the Company to terminate or adversely alter in any material respect any relationship such supplier, may have with any of the Company, Buyer or any affiliate of Buyer or any of their successors.

         (e) Remedies. The covenants contained in this Section 6.8 impose a reasonable restraint on the Sellers in light of the activities and business of the Company and future plans of Buyer. The Sellers acknowledge that if they violate any of the covenants contained in this Section 6.8 (collectively, the "Restrictive Covenants"), it will be difficult to determine the resulting damages to Buyer and, in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damages. Each Seller shall be severally liable to pay all costs, including reasonable attorneys' fees and expenses, that Buyer may incur in enforcing or defending, to any extent, any of the Restrictive Covenants breached by such Seller, whether or not litigation is actually commenced and including litigation of any appeal defended by Buyer where such party succeeds in enforcing any of the Restrictive Covenants. Buyer may elect to seek one or more remedies at its discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict Buyer from seeking any remedies in another situation. Such action by Buyer shall not constitute a waiver of any of its rights.

              (f) Severability and Modification of any Unenforceable Covenant. Each of the Restrictive Covenants will be read and interpreted with every reasonable inference given to its enforceability. However, if any term, provision or condition of the Restrictive Covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances. The Covenant Not to Compete shall be deemed to be a series of separate covenants, one for each and every county or other political subdivision of the State of Florida where the Covenant Not to Compete is intended to be effective. Any violation of the provisions of this Section 6.8 shall automatically toll and suspend the five year period set forth in Section 6.8(a) and the four year period set forth in Section 6.8(c) for the duration of such violations.

              (g) Nothing contained in this Section 6.8 is intended to confer upon either Seller any right to continued employment or any right to wages or benefits at any time after the Closing Date. Each Seller expressly acknowledges that such Seller's employment with the Company will be "at-will" which means that the Company will have the right to terminate either Seller's employment with the Company at any time and for any reason, with or without cause or notice, without payment, penalty or further obligation; provided, however, that any such termination of employment will in no way affect Buyer's obligations to make any Earnout Payment.

              6.9 Company Directors. The Sellers shall cause each of Larry Godwin and Robert Godwin to resign from his osition on the Company's Board of Directors effective as of the Closing Date.

              6.10  Corporate Actions.

              (a) Corporate Dividend. Prior to the Closing, the Sellers shall cause the Company to declare and pay a dividend (the "Corporate Dividend") on the Shares in the amount of $2,459,939, which amount is an estimate of Stockholder's Equity as of the Closing Date. The dividend shall be distributed in the form of a promissory note to each stockholder of the Company representing such stockholder's pro-rata share of the Corporate Dividend. Buyer shall, immediately following the Closing, cause the Company to repay the promissory notes in full.

              (b) Adjustment. If payment of the Corporate Dividend does not result in the Stockholder's Equity being equal to zero on the Closing Date, an adjustment payment shall be made as described below. Such adjustment shall provide for (i) a pro-rata payment to the Sellers of the amount by which the Stockholder's Equity is greater than zero as of the Closing Date or (ii) a payment by the Sellers to Buyer in the event the Stockholder's Equity is less than zero as of the Closing Date. The net adjustment shall be referred to herein as the "Stockholder's Equity Adjustment Amount" and shall be calculated and paid by the owing party as set forth in this Section 6.10.

              (c) Within 90 days following the Closing, Buyer shall prepare and deliver to the Sellers its calculation of the Stockholder's Equity Adjustment Amount. Within 30 days following Buyer's notification to the Sellers of its calculation of the Stockholder's Equity Adjustment Amount, the Sellers shall deliver to Buyer a notice of objection signed by both Sellers (a "Stockholder's Equity Objection Notice") or a notice of acceptance signed by either Seller (a "Stockholder's Equity Acceptance Notice") with respect to the calculation of the Stockholder's Equity Adjustment Amount. Buyer shall provide the Sellers and their accountants and other representatives, upon reasonable advance notice, access to such books and records of the Company relating to the calculation of the Stockholder's Equity Adjustment Amount as may be reasonably requested by the Sellers. Buyer's Calculation of the Stockholder's Equity Adjustment Amount shall be final and binding on the parties if a Stockholder's Equity Acceptance Notice is delivered to Buyer or if no Stockholder's Equity Objection Notice is delivered to Buyer within such 30 day period. Any Stockholder's Equity Objection Notice shall specify the items disputed, shall describe the reasons for the objection thereof, shall state the amount in dispute and shall state Sellers' calculation of the Stockholder's Equity Adjustment Amount. If a Stockholder's Equity Objection Notice is given, the Sellers and Buyer shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after a Stockholder's Equity Objection Notice has been given, any unresolved disputed items shall be promptly referred to KPMG LLP, provided however, if either of the parties has used the services of KPMG LLP at any time in the six month period prior to such selection of an accounting firm, then the unresolved items shall be promptly referred to an Unrelated Accounting Firm. The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than 45 days following submission of the matter to the Unrelated Accounting Firm) and to resolve only those issues of dispute set forth in the Stockholder's Equity Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally between the Sellers and Buyer; provided, however, that if the Stockholder's Equity Adjustment Amount calculated by one of the parties (the "Differing Party") pursuant to this subsection differs from the final determination of the Unrelated Accounting Firm by more than twenty percent to the detriment of such Differing Party, then such Differing Party shall be responsible for the payment of all of the fees and expenses of the Unrelated Accounting Firm.

              (c) If either Seller delivers to Buyer the Stockholder's Equity Acceptance Notice referred to in Section 6.10(b) or the Sellers fail to deliver a Stockholder's Equity Objection Notice within the 30 day period required by
Section 6.10(b), either Buyer or the Sellers, as the case may be, shall pay to the other party any amounts which Buyer's calculation shall indicate to be owed to the other party within five Business Days after the delivery of such Stockholder's Equity Acceptance Notice or the expiration of such 30 day period, as the case may be. Alternatively, if the Sellers deliver to Buyer the Stockholder's Equity Objection Notice referred to in Section 6.10(b), within five Business Days after such delivery, the owing party shall pay the undisputed portion, if any, of the amount owed and, within five Business Days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Stockholder's Equity Objection Notice, the owing party shall pay the remainder owed, if any. Any payment pursuant to this Section 6.10 shall be made in immediately available funds.

                  6.11     Securities Restrictions.

                  (a) Neither of the Sellers shall, without the prior written consent of Buyer (which consent may be withheld in Buyer's sole discretion), (i) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, or otherwise dispose of any Buyer Common Stock acquired by such Sellers in connection with this Agreement, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Buyer Common Stock acquired by such Sellers in connection with this Agreement (whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Buyer Common Stock, other securities, cash or otherwise), or publicly announce his intention to do any of the foregoing, for a period commencing on the Closing Date and continuing through the close of trading on the date that is the second anniversary of the Closing Date. The Sellers acknowledge and consent to the entry of stop transfer instructions with the Buyer's transfer agent and registrar against the transfer of shares of Buyer Common Stock held by each Seller except in compliance with the foregoing restrictions.

                  (b) In addition to the contractual restrictions on transfer set forth in Section 6.11(a), the Buyer Common Stock (or interests therein) held by the Sellers cannot be offered, sold or transferred unless such Buyer Common Stock is registered and qualified under the Securities Act and applicable state securities laws or exemptions from such registration and qualification requirements are available, or such registration and qualification requirements are inapplicable, as reflected in an opinion of counsel to any transferring Seller in form and substance reasonably satisfactory to Buyer. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely, and may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met. The Sellers acknowledge that they will not have any right to demand registration of any of the Buyer Common Stock held by them, or to participate in any registration of Buyer Common Stock undertaken by Standard Pacific.

                  (c) The certificates issued to the Sellers representing the Buyer Common Stock will bear a legend to the effect set forth below, and appropriate stop transfer instructions against the Shares will be placed with any transfer agent of Buyer to ensure compliance with the restrictions set forth herein.

                  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH

ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS STANDARD PACIFIC CORP. HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER OF THE SHARES OR OTHER EVIDENCE, SATISFACTORY TO STANDARD PACIFIC CORP. AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, MORTGAGE, HYPOTHECATION, ENCUMBRANCE, GIFT OR OTHER DISPOSITION OF THE SHARES REPRESENTED HEREBY IS RESTRICTED BY AN AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF STANDARD PACIFIC CORP."

                  6.12 Warranty Indemnification. The Sellers, for a period of five (5) years following the Closing Date, subject to a maximum out-of-pocket liability of Four Million Dollars ($4,000,000) (the "Maximum Warranty Amount"), shall jointly and severally indemnify, defend and hold harmless Standard Pacific, Buyer and the Company for any Liability incurred by such Persons as a result of Warranty Claims that relate to real property developed or homes sold or constructed by the Company and its Affiliates prior to the Closing Date, to the extent that such Liabilities exceed the sum of (i) the warranty reserve on the financial statements of the Company as of the Closing Date, which amount shall be mutually agreed by the parties at the Closing, and calculated in accordance with GAAP and consistent with the standards, principles, practices and policies used in connection with the Financial Statements, and (ii) U.S. $100,000 (the "Warranty Threshold"). The indemnity described in the immediately preceding sentence shall include, without limitation, all costs and out-of-pocket expenses and a reasonable allocation of labor costs for persons performing or directly overseeing the work Buyer deems reasonably necessary to address such Warranty Claims. Sellers acknowledge that the Maximum Warranty Amount is exclusive of all insurance proceeds, meaning that Sellers shall be obligated to pay up to Four Million Dollars ($4,000,000) in Warranty Claims that are not paid by insurance and that exceed the Warranty Threshold. Sellers shall be obligated to promptly pay to Buyer the amount of all Warranty Claims in excess of the Warranty Threshold irrespective of whether such amounts may be potentially covered by insurance. If an amount initially paid by the Sellers with respect to a Warranty Claim is later reimbursed by applicable insurance, Standard Pacific shall cause Buyer to promptly reimburse Sellers for such payment and the reimbursed payment will not count against the Maximum Warranty Amount. If at any time Seller's no longer continue to serve as officers of the Company, Standard Pacific shall cause the Company to provide written notice to the Sellers of all Warranty Claims reasonably expected to result in settlement and/or repair expenses in excess of $25,000. The Company shall take reasonable actions to defend all Warranty Claims and to seek recovery with respect to such claims under applicable insurance policies in effect immediately prior to the Closing. The Sellers, at their sole expense, shall have the right to participate in the defense of all Warranty Claims; provided, however, that the Company shall have the sole right to control the defense and settlement of each such Warranty Claim.

                  6.13 Insurance Rights and Indemnification. The Sellers shall use their best efforts to cause Buyer and the Company to be named as an additional insured as of the Closing (in form reasonably acceptable to Buyer with applicable deductibles to be paid by Buyer or the Company) on all insurance policies of the Sellers or their respective Affiliates that cover any of the Liabilities of the Company arising with respect to acts or omissions on or prior to the Closing Date, except to the extent such Liabilities are retained by the Sellers pursuant to Section 7.2(a). In the event that the Sellers are unable to add Buyer and the Company as an additional insured pursuant to this Section 6.13, the Sellers shall afford the benefits of such insurance rights to Buyer and the Company with respect to such Liabilities.

                  6.14     Release of Guaranties or Indemnification.

                  (a) Larry Godwin has executed certain guaranties solely for the purpose of guaranteeing the payment by the Company (or certain entities acquiring land for the benefit of the Company) of certain amounts owed by the Company (or certain entities acquiring land for the benefit of the Company) (each a "Guaranty" and collectively, the "Guaranties"). Set forth in Schedule
6.14 of the Company Disclosure Schedule, with respect to each Guaranty, is the other party thereto, the entity that is the beneficiary of the Guaranty and the amount guaranteed. The Sellers acknowledge that to the extent Larry Godwin has entered into any guaranty that is not solely for the benefit of the Company such guaranty will not be considered a Guaranty for purposes hereof and Buyer will have no obligation to release or indemnify Larry Godwin with respect to such guaranty.

                  (b) Buyer shall use reasonable efforts to cause Larry Godwin to be released, as of the Closing Date, from any and all obligations under the Guaranties. In the event that Buyer is unable to obtain a full and complete release of Larry Godwin from any Guaranty, Standard Pacific shall cause Buyer to indemnify Larry Godwin from any Damages Larry Godwin suffers or incurs to the extent arising from any claim, action, suit, proceeding, or investigation, based on actions or events after the Closing relating to such Guaranty, and shall execute and deliver to Larry Godwin such other agreements or documents as reasonably requested by Larry Godwin to properly evidence such indemnification obligation.

                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

         7.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive for two years following the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.1, 3.4, 4.2, 4.3, 4.8, 4.9, 4.11 and 4.12 shall survive for the applicable statute of limitations period.

         7.2      Indemnification.

                  (a) The Sellers shall, jointly and severally, indemnify Standard Pacific, Buyer, their Affiliates (including the Company following the Closing) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, diminution in value, claim, damage or expense (including reasonable legal fees and expenses) (collectively "Damages") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of either Seller contained in this Agreement, or contained in any certificate delivered pursuant hereto or any breach of any representation or warranty of LHL, HBG or Florida Pines in the Transaction Documents; (ii) any breach of any covenant of the Sellers contained in this Agreement or any breach of any covenant of LHL, HBG or Florida Pines contained in the Transaction Documents; (iii) the business and operations of any business owned or operated by either of the Sellers or any of their Affiliates (other than the Company) whether before or after the Closing Date; (iv) any Warranty Claims relating to homes sold by the Company on or prior to the Closing Date, to the extent such Damages exceed the Warranty Threshold and subject to the Maximum Warranty Amount; and (v) any transaction between the Company and/or either of the Sellers and either of Melissa Meloon or Douglas "Chip" Shively involving any Capital Stock of the Company. The express written waiver by Buyer and Standard Pacific of any condition set forth in Section 9.2 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of Buyer or Standard Pacific to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, and obligation.

                  (b) Buyer and Standard Pacific shall, jointly and severally, indemnify the Sellers and their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Damages suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or contained in any certificate delivered pursuant hereto; (ii) any breach of any covenant of Buyer contained in this Agreement, and (iii) any claim made under any Contract disclosed in Schedule 5.4 for brokerage, commission, finders' fee or any similar compensation. The express written waiver by the Sellers of any condition set forth in Section 9.3 based on the inaccuracy of any representation or warranty, or on the nonperformance of or noncompliance with any covenant or obligation, will not preclude any right of Sellers to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, and obligation.

                  7.3 Time Limitations. Neither the Buyer and Standard Pacific, nor the Sellers will have any liability (for indemnification or otherwise) with respect to any representation or warranty contained in this Agreement, other than those in Sections 3.1, 3.4, 4.2, 4.3, 4.8, 4.9, 4.11, and 4.12, unless on or before two years following the Closing Date, the party seeking indemnification notifies the party or parties from which it is seeking indemnification in writing of a claim for Damages specifying the factual basis of that claim in reasonable detail to the extent then known by such party. A claim with respect to Section 3.1, 3.4, 4.2, 4.3, 4.8, 4.9, 4.11 or 4.12 may be made at any time prior to 90 days after the expiration of the applicable statute of limitations period.

                  7.4      Other Limitations.

                  (a) The Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(a)(i) (except for matters arising under Section 3.4 or Section 4.9 to which the threshold described in this Section 7.4(a) shall be inapplicable) until the total of all Damages with respect to such matters exceeds $100,000 (it being agreed and acknowledged by the parties that for purposes of determining whether the foregoing $100,000 threshold has been exceeded in the aggregate, the representations and warranties of the Sellers contained herein shall not be deemed qualified by any references herein to materiality generally or to whether any such breach results or may result in a Material Adverse Effect on the Company), and then only for the amount by which such Damages exceed $100,000.

                  (b) Buyer and Standard Pacific will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 7.2(b)(i) (except for matters arising under Section 5.4 to which the threshold described in this Section 7.4(b) shall be inapplicable) until the total of all Damages with respect to such matters exceeds $100,000 (it being agreed and acknowledged by the parties that for purposes of determining whether the foregoing $100,000 threshold has been exceeded in the aggregate, the representations and warranties of Buyer and Standard Pacific contained herein shall not be deemed qualified by any references herein to materiality generally or to whether any such breach results or may result in a Material Adverse Effect on Buyer or Standard Pacific), and then only for the amount by which such Damages exceed $100,000.

                  7.5 Set-Off. In addition to any rights of set-off, off-set or other rights that Buyer or Standard Pacific may have at common law, by statute or otherwise, Buyer and Standard Pacific shall have the right to set-off any amount that Buyer or Standard Pacific would otherwise be required to pay to either Seller against any amounts owing from the Sellers to Buyer pursuant to this Section 7; provided, however, that notwithstanding Buyer or Standard Pacific's exercise of the right to set-off described in this Section 7.5, Buyer, Standard Pacific and the Sellers shall remain obligated to comply with their respective obligations described in Section 7.6. Standard Pacific shall cause the Buyer to provide written notice to the Sellers of the nature and reason for any set-off that occurs pursuant to this Section 7.5.

                  7.6 Procedures Relating to Indemnification Involving Third Party Claims.

                  (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. In the event the provisions of Section 8.4 are inconsistent with any provision of this Article VII, the provisions of Section 8.4 shall control with respect to the contest of tax matters.

                  (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it promptly so chooses and acknowledges its obligation to indemnify the indemnified party therefore, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably object to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel

(not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.

                  (c) The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party in connection with a Third Party Claim for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above). In connection with any Third Party Claim, the indemnified parties and the indemnifying party shall cooperate with in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnified or indemnifying party's request) the provision to such party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (d) If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not otherwise adversely affect the indemnified party. If the indemnifying party shall not have assumed the defense of a Third Party Claim, the indemnified party may settle, compromise or discharge, such Third Party Claim in good faith without the indemnifying party's prior consent.

                  (e) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. All claims under Section 7.2 (a) other than Third Party Claims shall be governed by Section 7.7.

                  7.7 Other Claims. In the event any indemnified party should have a claim for Damages against any indemnifying party under Section 7.2(a) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.2(a), except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its Liability to the indemnified party under Section 7.2(a), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 7.2(a) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         7.8 Sole and Exclusive Remedy. Should the Closing occur, (i) Buyer and Standard Pacific's sole and exclusive remedies for any breach of the representations, warranties or covenants of the Sellers under this Agreement and any certificate delivered pursuant to this Agreement (other than claims of or causes of action arising from fraud), shall be the remedies provided in this
Article VII and Article VIII, and Buyer and Standard Pacific hereby waive, from and after the Closing, any and all other remedies (other than claims of or causes of actions arising from fraud) which may be available at law or equity for any breach or alleged breach of representations and warranties of the Sellers hereunder, and (ii) the Sellers' sole and exclusive remedies for any breach of the representations, warranties or covenants of Buyer and Standard Pacific under this Agreement and any certificate delivered pursuant to this Agreement (other than claims of or causes of action arising from fraud), shall be the remedies provided in this Article VII and Article VIII, and each of the Sellers hereby waive, from and after the Closing, any and all other remedies (other than claims of or causes of actions arising from fraud) which may be available at law or equity for any breach or alleged breach of representations and warranties of Buyer and Standard Pacific hereunder.

                                  ARTICLE VIII
                                   TAX MATTERS

     8.1 Section 338(h)(10) Elections.

         (a) The parties intend that the acquisition by Buyer of the stock of the Company qualify as a "qualified stock purchase" under Section 338 of the Code. At Buyer's request, the Sellers shall join Buyer in making a timely election under Section 338(h)(10) of the Code and any comparable election under state or local law with respect to the acquisition of the Shares acquired pursuant to this Agreement (the "Section 338(h)(10) Election"). Buyer and Sellers shall be jointly responsible for the preparation and filing of all forms that are necessary to effect the Section 338(h)(10) Election, including without limitation an IRS Form 8023. Buyer and Sellers shall execute and timely file IRS Forms 8023 and all other forms, returns, elections, schedules and documents required to effect and preserve timely the Section 338(h)(10) Elections. After the Closing Date, each party shall cooperate with the other and shall take all actions reasonably requested by the other to assure timely and accurate filing of the Section 338(h)(10) Elections.

         (b) In connection with the Section 338(h)(10) Election, Buyer shall reasonably determine, and the Sellers shall accept if reasonable, the fair market values of the assets and liabilities deemed purchased for purposes of the computation of the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the

Company with respect to which a Section 338(h)(10) Election is made and the allocation of such Aggregate Deemed Sale Price among such assets (the "Allocation Agreement") in accordance with Section 338 of the Code (the "Valuations"). Buyer and the Sellers agree to act, and to cause their respective Affiliates to act, in accordance with the allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings.

         (c) The Sellers and Buyer agree that, except as required by a final determination with any tax authority, they will report, and will cause their respective Affiliates to report, the transfers under this Agreement consistent with the Section 338(h)(10) Election and will not take, or cause to be taken, any action in connection with the filing of any Tax Return on behalf of the Sellers, Buyer, or their Affiliates or otherwise that would be inconsistent with or prejudice the Section 338(h)(10) Election or the Allocation Agreement, and they will take all steps necessary to obtain comparable treatment, where applicable, for state income Tax purposes.

         (d) In the event a Section 338(h)(10) election is made, Buyer agrees to pay to the Sellers an amount in cash such that the after-tax amount received by the Sellers from this transaction as a result of the Section 338(h)(10) Election equals the after-tax amount that the Sellers would have received as a result of this transaction if the 338(h)(10) Election had not made (the "Gross-Up Amount"). The Gross-Up Amount shall be computed assuming each Seller is taxable at the maximum marginal federal tax rate applicable in 2002. Buyer shall provide to the Sellers the initial computation of the Gross-Up Amount within a reasonable time following the Closing Date. The Sellers shall have the right to review and comment on such computations and, in the event the parties are unable to resolve any differences, they shall appoint an Unrelated Accounting Firm to finally resolve such differences and the Gross-Up Amount as so resolved shall be paid to the Sellers five (5) days prior to the due date of Taxes (including payments of estimated Taxes) resulting from the making of the 338(h)(10) Election. The parties agree that any amounts paid by Buyer to the Sellers hereunder shall be deemed to be an adjustment to the Purchase Price. The parties further agree that all Tax Returns of the Company and the Sellers shall be prepared in a manner consistent with the computations that form the basis for the calculation of the Gross-Up Amount, and further agree not to take any position inconsistent with such calculations.

         (e) In the event the allocation set forth in the Allocation Agreement changes as a result of a tax determination, accounting determination or otherwise, or if any other item changes that affects the Gross-Up Amount, the parties shall recalculate the Gross-Up Amount (the "Redetermined Gross-Up Amount"). If the Redetermined Gross-Up Amount exceeds the Gross-Up Amount, Buyer shall pay such excess to the Sellers and if the Redetermined Gross-Up Amount is less than the Gross-Up Amount, the Sellers shall pay such excess to Buyer. Any payments made pursuant to this Section 8.1(e) shall be treated by the parties as adjustments to the Purchase Price.

     8.2 Indemnification Obligations With Respect to Taxes.

         (a) The Sellers shall be responsible for, and shall indemnify, defend and hold harmless Buyer from and against:

                   (i) all Taxes of the Company that are due with respect to periods customers or key ending on or prior to the Closing Date including, without limitation, any Taxes resulting from the Corporate Dividend;

                   (ii) all Taxes of the Company that are due with respect to periods ("Straddle Periods") that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date;

                   (iii) all losses resulting from any inaccuracy in or breach of the representations and warranties with respect to tax matters that are contained in Section 4.8 or in this Article 8 and any covenants contained in this Agreement with respect to tax matters (without giving effect to any supplement to the Company Disclosure Schedule delivered after the date hereof), or contained in any certificate delivered pursuant hereto ; and

                   (iv) all losses imposed on or sustained by the Buyer or its Affiliates (including Company after the Closing Date), directly or indirectly, by reason of or in connection with the foregoing amounts.

               (b) The Buyer shall be responsible for, and shall indemnify, defend and hold harmless the Sellers from and against:

                   (i) all Taxes of the Company that are due with respect to periods commencing after the Closing Date;

                   (ii) all Taxes of the Company that are due with respect to Straddle Periods to the extent attributable to the portion of the Straddle Period commencing with the Closing Date;

                   (iii) all losses resulting from any breach of any covenants of Buyer contained in this Agreement with respect to tax matters or contained in any certificate delivered by Buyer pursuant hereto; and

                   (iv) all losses imposed on or sustained by the Sellers or their Affiliates, directly or indirectly, by reason or in connection with the foregoing amounts.

               (c) For purposes of this Article VIII, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and;

(ii) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

         (d) Notwithstanding anything to the contrary in this Agreement (including provisions set forth in Section 7.4 of this Agreement), the obligations of the Sellers and Buyer under this Article VIII shall be unconditional and absolute, shall not be limited, shall not be subject to a deductible, threshold, cap, or similar concept, and shall remain in effect until ninety (90) days after the expiration of all applicable statutes of limitation as to time.

     8.3 Tax Returns and Payment Responsibility.

         (a) The Sellers will be responsible for and will cause to be prepared and duly filed (i) all Tax Returns of the Company that are due before the Closing Date and (ii) all Tax Returns of the Company that are income Tax Returns for all taxable periods ending on or before the Closing Date. The Sellers shall pay any Taxes due in respect of the Tax Returns described in the preceding sentence. Buyer shall file or cause to be filed when due all Tax Returns with respect to the Company, other than those that are the responsibility of the Sellers pursuant to this paragraph. Without affecting the indemnification obligations of the Sellers under this Agreement, in the event that the Sellers fail to prepare and file or cause to be prepared and filed any Tax Return that it is required to file to pursuant to this Paragraph, Buyer shall have the right, but not the obligation, to prepare and file all such Tax Returns at their expense. The Sellers shall pay by wire transfer to Buyer the Taxes for which they are liable pursuant to this Article VIII (including Taxes set forth in Section 8.2(a)(i) and (ii)), but which are payable with Tax Returns to be filed by Buyer pursuant to this section at least three days prior to the due date for the payment of such Taxes.

         (b) All Tax Returns that are to be prepared and filed by Buyer pursuant to the preceding paragraph and that relate to Taxes for which the Sellers are liable under this Article VIII (including Straddle Period Tax Returns) shall be submitted to the Sellers not later than fifteen (15) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). The Sellers shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If the Sellers, within ten (10) Business Days after delivery of any such Tax Return, notifies Buyer in writing that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both the Buyer and the Sellers. Upon resolution of all such items, the relevant Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by the Buyer and the Sellers.

         (c) Buyer shall not (and shall not cause or permit Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of the Sellers, which consent may not be unreasonably withheld or delayed. The Sellers shall not amend, refile, or otherwise modify any such Tax Return if such action could have an adverse affect on the liability of Company any Taxes for the post-closing portion of a Straddle Period or for any Taxes for a taxable year or period beginning after the Closing Date, without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed.

         (d) All sales, use, transfer and other similar Taxes, including any stock or asset transfer stamp Taxes shall be borne jointly and severally by the Sellers.

     8.4 Contest Provisions.

         (a) In the event (i) either Seller or their Affiliates or (ii) Buyer or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article VIII, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision shall not affect a party's right to indemnification hereunder unless such failure materially adversely affects the party's ability to challenge such Tax audits or assessments.

         (b) The Sellers shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date, and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes with respect to any Separate Return which would adversely affect the liability for Taxes of Buyer or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of the loss or credit carry forwards) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and such consent shall not be necessary to the extent that the Sellers have indemnified Buyer against the effect of any such settlement.

         (c) Buyer shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending on) or beginning after the Closing Date and to employ counsel of its choice at its expense, provided that Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of Sellers for any Taxes for any period ending on or before the Closing Date or for any Straddle Period, which consent shall not be unreasonably withheld and shall not be required to the extent that Buyer has indemnified Sellers against the effects of such settlement. Where consent to a settlement is withheld by the Sellers pursuant to this section, the Sellers may continue or initiate any further proceedings at its own expense, provided that the liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.

     8.5 Assistance and Cooperation. After the Closing Date, Sellers, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     8.6 Retention of Records. After the Closing Date, the Sellers and Buyer (including the Company) will preserve all information, records or documents relating to liabilities for Taxes the Company until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

     8.7 Other Provisions. The provisions of this Article VIII (and not Section 7.2) shall govern all indemnity claims with respect to Tax matters of the Company and the purchase of the Shares pursuant to this Agreement. All indemnity payments under this Agreement and any adjustment to any Earnout Payment as described in Section 2.3 shall be treated as an adjustment to the Purchase Price paid for the Shares for tax purposes.

                                   ARTICLE IX
                                   CONDITIONS

     9.1 Conditions to Each Party's Obligation to Effect the Stock Purchase. The respective obligations of each party to effect the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

          (a) All filings with any Governmental Entity required to be made prior to the Closing Date by the Sellers, Buyer, Standard Pacific or any of their respective Affiliates, and all consents of any Governmental Entity required to be obtained prior to the Closing Date by the Sellers, Buyer Standard Pacific or any of their respective Affiliates in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by the Sellers, Buyer and Standard Pacific shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in a Material Adverse Effect upon Buyer, Standard Pacific, the Sellers or the Company.

          (b) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated in this Agreement. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement.

     9.2 Conditions to Obligations of Buyer. The obligations of Buyer and Standard Pacific to effect the Stock Purchase are also subject to the satisfaction or waiver by Buyer and Standard Pacific at or prior to the Closing Date of the following conditions:

          (a) the representations and warranties of the Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

          (b) the Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

          (c) Buyer shall have been furnished with a certificate, executed by each of the Sellers, dated the Closing Date, certifying as to the fulfillment of the conditions in Sections 9.2(a) and (b);

          (d) any consents required to be obtained from any Governmental Entities or other Persons shall have been obtained and delivered to Buyer (including, without limitation, any qualifications or other consents necessary from the State of Florida with respect to the creation and registration of Colony Communities or any qualification to do business of any general or limited partner of Colony Communities);

          (e) Buyer shall have received an opinion dated the Closing Date of counsel to Sellers, substantially in the form of Exhibit E;

          (f) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (A) seeking to obtain from Buyer in connection with the purchase and sale of the Shares or the other transactions contemplated hereby any money damages that are material in relation to Buyer taken as a whole; (B) seeking to prohibit or limit the ownership or operation by Buyer, or any of the Company, of any material portion of the business or assets of Buyer or the Company taken as a whole, or to compel Buyer, or any of the Company to dispose of or hold separate any material portion of the business or assets of Buyer or the Company taken as a whole, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement; (C) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, any of the real property that is the subject of the Transaction Documents, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company; or (D) seeking to prohibit Buyer from effectively controlling in any material respect the business or operations of the Company;

          (g) since the date of this Agreement, there shall have been no event, change, occurrence or circumstance having, or which could have, individually or in the aggregate a Material Adverse Effect on the Company or any of the real property that is the subject of the Transaction Documents;

          (h) Buyer shall have received the resignations of the director and officers of the Company pursuant to Section 6.9;

          (i)  Buyer shall have received a duly executed and delivered copy of:

               (A)  the HBG Assignment Agreement;

               (B) the Florida Pines Purchase Agreement and the closing documents evidencing consummation of the transactions contemplated by the Florida Pines Purchase Agreement (including, without limitation, executed original mortgage reconveyances, lien releases, deeds and title insurance in the name of Colony Communities);

               (C) the High Grove Purchase Agreement and the closing documents evidencing consummation of the transactions contemplated by the High Grove Purchase Agreement (including, without limitation, executed original mortgage reconveyances, lien releases, deeds and title insurance in the name of Colony Communities); and

               (D) a completed United States Internal Revenue Service Form 8023 from each of the Sellers and Melissa Meloon;

               (E) a release of all guaranties, indemnities and similar agreements made by the Company in such form as is acceptable to the Buyer in its sole discretion;

          (j) all assets of the Company and all of the real property that is the subject of the Transaction Documents shall be free and clear of all Liens and Buyer shall have received original UCC Termination Statements and mortgage reconveyances suitable for filing with the appropriate authorities to evidence the release of such Liens;

          (k) the agreements listed on Schedule 3.1(b) shall have been terminated; and

          (l) all bonus or other compensation plans or arrangements between the Company and either of the Sellers that are not applicable to employees of the Company generally shall have been terminated, except for those that are specifically approved in writing by the Buyer.

     9.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Stock Purchase are also subject to the satisfaction or waiver by the Sellers prior to the Closing Date of the following conditions:

          (a) the representations and warranties of Buyer and Standard Pacific set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

          (b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

           (c) the Sellers shall have been furnished with a certificate, executed by a duly authorized officer of Buyer, dated the Closing Date, certifying as to the fulfillment of conditions in Sections 9.3(a) and (b);

           (d) Buyer shall have delivered the Closing Payment to each of the Sellers;

           (e) the Sellers shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher LLP, counsel to Buyer, substantially in the form of Exhibit F;

           (f) any consents required to be obtained from any Governmental entities or other Person shall have been obtained and delivered to Sellers; and

           (g) the Buyer shall have either obtained a release from, or indemnified Larry Godwin with respect to, each Guaranty as contemplated by
Section 6.14.

                                    ARTICLE X
                                   TERMINATION

     10.1 Termination by Mutual Consent. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date, by mutual written consent of the Sellers, Buyer and Standard Pacific.

     10.2 Termination by Either Buyer or Sellers. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date by either Standard Pacific and Buyer or the Sellers if any Order permanently restraining, enjoining or otherwise prohibiting the Stock Purchase or the acquisition by Colony Communities of any of the real property that is the subject of the Transaction Documents shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 6. 2 with respect to the removal or lifting of such Order and (ii) the noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.

     10.3 Termination by Sellers. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date, by the Sellers if:

           (a) (i) the Stock Purchase shall not have been consummated on or before May 17, 2002, or

                (ii) any of the conditions set forth in Section 9.1 or 9.3 shall have become incapable of fulfillment;

     provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Sellers if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (a); or

           (b) there has been a material breach by Buyer or Standard Pacific of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by the Sellers to Buyer and Standard Pacific and
(ii) the date referred to in subsection (a).

     10.4 Termination by Buyer. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date by Buyer and Standard Pacific if:

           (a) (i) the Stock Purchase shall not have been consummated on or before May 17, 2002, or

                (ii) any of the conditions set forth in Section 9.1 or
     Section 9.2 shall have become incapable of fulfillment;

provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Buyer or Standard Pacific if they have breached in any material respect their obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this subsection (a); or

           (b) there has been a material breach by either Seller of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Buyer or Standard Pacific to such party and (ii) the date referred to in subsection (a).

     10.5  Effect of Termination. Each party's right of termination under this
Article X is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate, except that the confidentiality obligations described in Section 12 of the Letter of Intent between the Company, the Sellers and Standard Pacific, dated April 3, 2002 (the "Confidentiality Agreement") will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1  Entire Agreement; Assignment.

           (a) This Agreement (including the documents, schedules, exhibits and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, and all contemporaneous oral agreements and understandings among the parties with respect to the subject matter hereof, except for the provisions of the Confidentiality Agreement not inconsistent herewith. Except for express representations, warranties and covenants of Standard Pacific, Buyer, and the Sellers contained herein, in the Transaction Documents, or made by the executive officers or other authorized officers of such Persons in writing after the date hereof, there are no representations or warranties whatsoever by or on behalf of the Sellers, their Affiliates or agents relating to the Company, on the one hand and Standard Pacific, Buyer, their Affiliates or agents relating to Standard Pacific or Buyer, on the other hand.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party hereto; provided, however, that Buyer may assign all or a portion of its rights and obligations under this Agreement to any Subsidiary of Standard Pacific without the consent of the Sellers (which such assignment shall not relieve the Buyer of any obligation or liability under this Agreement); provided that such assignee shall have:

               (i) assumed all obligations of Buyer set forth in this Agreement,

               (ii)  made the representations and warranties contained in
     Article V hereof,

               (iii) provided to the Sellers appropriate evidence of the representation set forth in Section 5.6, and

               (iv)  provided a Buyer's Disclosure Schedule covering matters in
     Article V which is reasonably acceptable to the Sellers.

          (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.2 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

     11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

         If to Standard Pacific or Buyer:

         Standard Pacific Corp.
         15326 Alton Parkway
         Irvine, CA 92618
         Attn: Clay A. Halvorsen
         Facsimile Number: (949) 789-1609

         with a copy to

         Gibson, Dunn & Crutcher LLP
         333 South Grand Avenue
         Los Angeles, CA 90071-3197
         Facsimile Number: (213) 229-7520
         Attn: Gregory L. Surman

         If to either Seller:

         Robert Godwin
         2613 Park Place Drive
         Orlando, Florida 32803
         Facsimile Number:407-647-3435

         with a copy to

         Smith Mackinnon, PA
         255 South Orange Avenue, Suite 800
         Orlando, Florida 32801
         Attention: Jack Greeley
         Facsimile Number: (407) 843-2448


or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

         11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of another party arising out of this Agreement, or any other dispute between the parties concerning this Agreement, then in that event, the prevailing party in such action or dispute, whether by final judgment, or out of court settlement shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys' fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys' fees

(collectively "Costs") incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceeding, (c) garnishment, levy, and debtor and third party examination, (d) discovery, and (e) bankruptcy litigation. This paragraph shall survive any termination of this Agreement and the Closing.

     11.5 Construction. The headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise "or" is not exclusive.

     11.6 Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

     11.7 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including any employee or former employee of the Company (or any beneficiary or dependent thereof).

     11.8 Waiver. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party's remedies with respect to any other or continuing or subsequent breach. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced. The failure of any party to insist upon strict performance of any such provisions will not be construed as a waiver for any continuing breach.

     11.9 Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

     11.10 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

     11.11 Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.

                            [Signature page follows]

                   [SIGNATURE PAGE - STOCK PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


"SELLERS"


By:   /s/ Larry Goodwin                       By:   /s/ Robert Goodwin
      -----------------                             ------------------
Name: Larry Godwin                            Name: Robert Godwin


"STANDARD PACIFIC"
Standard Pacific Corp.,
a Delaware corporation


By:   /s/ Stephen J. Scarborough              By:   /s/ Michael C. Cortney
      --------------------------                    ----------------------
Name: Stephen J. Scarborough                  Name: Michael C. Cortney
Title Chairman of the Board & CEO             Title President

"BUYER"
Colony Communities, Inc.
a Delaware corporation


By:   /s/ Stephen J. Scarborough              By:   /s/  Clay A. Halvorsen
      --------------------------                    ----------------------
Name: Stephen J. Scarborough                  Name: Clay A. Halvorsen
Title President                               Title Vice President & Secretary